PROSPECTUS                                                Filed Pursuant to Rule
                               4,000,000 SHARES            424(b)(4) relating to
                                                          Registration Statement
                                     LOGO                          No. 333-24341
                                 COMMON STOCK

                                  -----------

  All of the shares of common stock (the "Common Stock") offered hereby are being sold by Peapod, Inc. (the "Company").

  Prior to this Offering, there has not been a public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol "PPOD", subject to official issuance.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                         PUBLIC          COMMISSIONS(1)        COMPANY(2)
------------------------------------------------------------------------------------------
Per Share........................        $16.00               $1.12              $14.88
------------------------------------------------------------------------------------------
Total(3).........................      $64,000,000         $4,480,000          $59,520,000
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,200,000.
(3) Certain stockholders of the Company (the "Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Selling Stockholders will be $73,600,000, $5,152,000 and $8,928,000, respectively.

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if received and accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about June 16, 1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                  -----------

SMITH BARNEY INC.
                            WILLIAM BLAIR & COMPANY
                                                              J.P. MORGAN & CO.

June 10, 1997

Caption: By attracting loyal consumers through its compelling online shopping system and personalized service, Peapod opens a valuable new sales channel to its grocery retail partners and constructs a national online network designed to offer superior interactive media and research services to consumer goods companies.

Peapod logo.

Computer screen with grocery aisles.
  Caption: FOR THE CONSUMER, Peapod provides "Smart Shopping for Busy People" through a user-friendly, highly functional virtual supermarket and personalized shopping, delivery or pick-up, and customer services.

Retailer logos, displayed on map of U.S.
  Caption: FOR THE RETAILER, Peapod provides its online sales channel, which is designed to enable the retailer to gain incremental revenues and profits by capturing an increased share of the grocery purchases of existing customers and by attracting new loyal customers.

(i) Computer screen with cereal choices and electronic coupon and (ii) computer screen with electronic coupon for orange juice.
  Caption: FOR THE CONSUMER GOODS COMPANY, Peapod provides a forum for targeted interactive advertising and promotion and extensive product research by linking together members from multiple markets into a national online network and collecting substantial data regarding members' attitudes, purchasing behavior and demographics.

Caption: Powerful Shopping Software.
Peapod computer screen in Chicago market.
  Caption: Peapod shoppers have online access to over 20,000 grocery, drug and general merchandise items through Peapod's relationships with leading retailers in each market.

Peapod computer screen with grocery aisles.
  Caption: Peapod members can shop by browsing aisles, using one or more personal shopping lists, or conducting word searches based on brand or product category.

Peapod computer screen with cereal choices and electronic coupon.
  Caption: Through Peapod's interactive marketing services, marketers are precisely targeting advertising and promotional programs in innovative ways, and generating behavioral research data that would be difficult to otherwise obtain.

Peapod computer screen with nutritional information for a cereal product.
  Caption: Peapod members can quickly sort items in any product category by a wide variety of variables, such as pricing information, sale items, kosher and nutritional content.

Peapod computer screen with payment methods.
  Caption: Prior to submitting an order, a Peapod member reviews their order, issues personalized shopping or delivery instructions, and selects a payment method and a convenient delivery or pick-up time.
Peapod logo.
  Caption: Smart Shopping for Busy People(R).

Photo of customer at computer.
  Caption: Peapod members can shop around-the-clock with access from home or the office via direct dial-up or the Internet.

Photo of Peapod Shopper picking produce.
  Caption: Peapod in-store shoppers pick each individual order to the specifications provided by the Peapod member. Members may provide item-by-item shopping instructions on issues such as how fine their coffee should be ground, how ripe the bananas should be and what to do if an item is unavailable.

Photos of (i) delivery person in front of van delivering groceries to home of customer and (ii) grocery order being loaded into pick-up customer's vehicle.
  Caption: Peapod members can have their groceries delivered right to their door or they can drive by a convenient Peapod pick-up site to receive their order.

Photo of member service representatives.
  Caption: Peapod's member center provides members with technical assistance and other support, seven days per week to respond quickly to any and all service issues.

Caption: Superior Customer Service


  The Company has U.S. registrations for the "Peapod" service mark and the "Smart Shopping for Busy People" slogan. All other trademarks or service marks appearing in this Prospectus are trademarks or service marks of the respective companies that utilize them.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." In addition, except as otherwise noted, all information in this Prospectus gives effect to the Conversion (as defined below). The Company is a successor to a business originally founded in 1989 as a Delaware corporation and operated since 1992 through an Illinois limited partnership ("Peapod LP") . The original Delaware corporation ("Old Peapod" or the "General Partner") had served as the general partner of Peapod LP. In December 1996, the Company was incorporated in Delaware. In a conversion (the "Conversion") that was effected on May 31, 1997 (i) all of the equity interests in Peapod LP were transferred to the Company in exchange for 12,656,417 shares of Common Stock,
(ii) Peapod LP was dissolved, (iii) all of the assets and liabilities of Peapod LP were transferred to the Company and (iv) outstanding options and warrants for equity interests in Peapod LP were converted into options and warrants for shares of Common Stock. The transfer of the assets and liabilities of Peapod LP to the Company will be recorded by the Company at the historical carrying values of Peapod LP. As used in this Prospectus, references to "Peapod" or the "Company" prior to the Conversion means Peapod LP and its predecessor, and thereafter, Peapod, Inc.

                                  THE COMPANY

  Peapod(R) is the leading interactive, online grocery shopping and delivery company and a provider of targeted media and research services. Founded in 1989, Peapod believes it is the only company currently providing an integrated, comprehensive service designed to address the distinct needs of online consumers, grocery retailers and consumer goods companies. By attracting loyal consumers through its compelling online shopping system and personalized service, Peapod opens a valuable new sales channel to its grocery retail partners and constructs a national online network designed to offer superior interactive media and research services to consumer goods companies. Peapod's proprietary technology, which has been developed and refined through the Company's operating experience, provides the Company a competitive advantage in serving the complex needs of consumers, retailers and consumer goods companies.

  For the consumer, Peapod provides "Smart Shopping for Busy People(R)" through a user-friendly, highly functional virtual supermarket and personalized shopping, delivery or pick-up, and customer services. With Peapod, members are able to avoid the hassles typically associated with grocery shopping and enjoy a more pleasant and productive shopping experience. Members can choose among a variety of shopping methods, access up-to-date product and pricing information and sort items in any product category by a wide variety of nutritional and other variables.

  For the retailer, Peapod provides its online sales channel, which is designed to enable the retailer to gain incremental revenues and profits by capturing an increased share of the grocery purchases of existing customers and by attracting new loyal customers. Peapod's systems link with those of the retailer, which allow it to create multiple, customized online stores that conform to local merchandising, pricing and promotional strategies. Peapod's systems and employees also provide constant feedback to retailers on out-of-stock inventory and the quality of perishable items. Moreover, Peapod's interactive marketing capabilities allow the retailer to experiment with creative merchandising and promotions and execute local marketing strategies.

  For the consumer goods company, Peapod provides a forum for targeted interactive advertising and promotion and extensive product research by linking together members from multiple markets into a national online network and collecting substantial data regarding members' attitudes, purchasing behavior and demographics. In addition, Peapod's growing membership base, of which approximately three-quarters are upper middle class consumers and approximately three-quarters are women, has an attractive demographic profile which is difficult to reach through other direct-response media channels.

  The Company's objective is to substantially expand its online grocery shopping channel in the United States and to be a preferred venue for national and local online marketing programs and research for consumers goods companies. The Company's growth strategies include the following:

 . Build Peapod Brand Identity and Awareness. The Company intends to build brand identity through the functionality, quality, convenience and value of the services it offers. Peapod also intends to aggressively market its services, through promotions and advertising, as a means to further establish brand name recognition.

 . Provide a Superior Member Experience. The Company is committed to providing its members with a superior experience in all aspects of its services. The Peapod solution provides members with user-friendly, highly-functional and cost-effective shopping tools, convenient delivery and pick-up services and a host of customer support and other services designed to ensure member satisfaction.

 .  Expand Into New Geographic Markets and Further Penetrate Existing Markets.
   The Company plans to increase revenues and realize economies by aggressively expanding into new metropolitan markets and increasing penetration in existing markets. The Company believes that it can achieve competitive advantages in its various markets as the first mover to build a substantial online membership base and operating scale.

 . Build Interactive Marketing Services; Leverage Database. Peapod has pioneered, in partnership with consumer goods companies, innovative interactive marketing services consisting of advertising, promotion and market research services. Peapod intends to continue using the combination of its database and online shopping channel to create new services tailored to its interactive marketing clients.

 . Work with Retail Partners in Evolving Retail Model. Peapod has developed a range of technical, management and fulfillment services which can be adapted to meet a retail partner's needs and Peapod's marketing strategies. The Company has begun assisting its retail partners in expanding their role in the fulfillment of member orders. Peapod also is working closely with its retail partners in evolving the product distribution and order fulfillment model in order to reduce costs, improve quality and enhance scaleability. In addition, Peapod has initiated efforts to license its technology to retailers on an international basis and in select U.S. markets.

 .  Leverage Peapod's Membership and Technology into Other Online Services. The
   Company recently entered into agreements with retailers to offer an online wine store and an online gift and specialty products center. Peapod intends to create additional online stores by establishing relationships with non-grocery retailers to offer services and products that appeal to Peapod's membership base. These offerings are expected to enhance Peapod's member data profiles and expand the interactive marketing services opportunities available to the Company. The Company further intends to make its broader "Smart Shopping For Busy People" service accessible on a national basis via the Internet.

  As of March 31, 1997, Peapod had 43,200 members, an increase of 246% since January 1996. Peapod currently offers its online grocery service in eight metropolitan markets (Chicago, San Francisco/San Jose, Columbus, Boston, Houston, Atlanta, Dallas and Austin), six of which have opened since September 1996. Most recently the Company opened in Atlanta in March 1997 and in Dallas and Austin in May 1997. As of March 31, 1997, Peapod's service areas encompassed approximately 5,057,000 households, or approximately 5% of U.S. households. The Company's current retail partners include three of the five largest national supermarket chains.

  Peapod commenced offering interactive marketing services in late 1995 and currently has agreements to provide interactive marketing services to a number of national consumer goods companies, including Anheuser-Busch, Incorporated, Bristol-Myers Squibb Company, Frito-Lay, Inc., The Gillette Company (USA) Inc., Helene Curtis, Inc., The J.M. Smucker Company, Kellogg Company, Kraft Foods, Inc., Nestle U.S.A., Inc., Novus Services, Inc. (Discover Card), Ore-Ida Foods, Inc., Ralston Purina Company and Tropicana Products, Inc. Customers for the Company's research products have included ConAgra, Inc., Johnson & Johnson, and Procter & Gamble Co.

                                  THE OFFERING

 Common Stock Offered by the Company.............................. 4,000,000 shares
 Common Stock to be Outstanding Immediately After the Offering(1). 16,671,517 shares
 Use of Proceeds.................................................. For expansion into new geographic markets and
                                                                   further penetration of
                                                                   existing markets, and
                                                                   for additional working
                                                                   capital and other gen-
                                                                   eral corporate purposes,
                                                                   including the develop-
                                                                   ment of new products and
                                                                   services. See "Use of
                                                                   Proceeds."
 Nasdaq National Market Symbol.................................... PPOD

--------
(1) Excludes (i) 1,825,662 shares of Common Stock reserved for issuance upon the exercise of 1,760,946 outstanding options and 64,716 warrants, (ii) 810,000 shares of Common Stock reserved for issuance pursuant to stock options being granted as of the consummation of the Offering and (iii) 1,729,054 additional shares of Common Stock reserved for issuance under the Company's 1997 Long-Term Incentive Plan. See "Management--Stock Plans."




  Peapod, Inc. was incorporated in Delaware in December 1996 and is the successor to a business founded in 1989. Its principal place of business is located at 1033 University Place, Evanston, Illinois 60201, and its telephone number is (847) 492-8900. The Company's home page is located on the Internet's World Wide Web (the "Web") at http://www.peapod.com.

                      SUMMARY FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          THREE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                         -----------------------------------------------  -------------------
                         1992(1)   1993     1994      1995       1996      1996       1997
                         -------  -------  -------  --------  ----------  -------  ----------
STATEMENT OF OPERATIONS
 DATA:(2)
Revenues:(3)
  Grocery sales, net of
   returns.............. $ 1,186  $ 2,893  $ 6,745  $ 12,731  $   22,015  $ 4,984  $    9,216
  Interactive marketing
   services.............     --       --       --        163       1,069      194         425
  Member and retailer
   services.............     307      812    1,601     3,049       6,088    1,156       3,063
                         -------  -------  -------  --------  ----------  -------  ----------
  Total revenues........   1,493    3,705    8,346    15,943      29,172    6,334      12,704
Groceries sold, net of
 returns................  (1,186)  (2,893)  (6,745)  (12,731)    (22,015)  (4,984)     (9,216)
Other costs and
 expenses...............  (1,335)  (2,463)  (5,918)   (9,796)    (17,187)  (3,126)     (6,555)
                         -------  -------  -------  --------  ----------  -------  ----------
Operating loss..........  (1,028)  (1,651)  (4,317)   (6,584)    (10,030)  (1,776)     (3,067)
Net loss................  (1,042)  (1,676)  (4,347)   (6,592)     (9,566)  (1,777)     (2,947)
Pro forma net loss per
 share(4)...............                                      $    (0.75)          $    (0.23)
Shares used to compute
 pro forma net loss per
 share(4)...............                                      12,806,794           12,806,794

                                          AS OF DECEMBER 31,                     AS OF MARCH 31,
                         ------------------------------------------------------- ---------------
                           1992         1993       1994       1995       1996         1997
                         --------    ---------- ---------- ---------- ---------- ---------------
OPERATING DATA:(2)
Markets(5)..............        1             2          2          2          4            6
Members(6)..............    1,200         3,000      7,900     12,500     33,300       43,200
Orders (for the period
 ended).................   12,000(1)     28,600     70,300    124,100    201,100       84,800
Households in service
area(7).................  524,500     1,083,400  1,917,000  2,204,200  3,581,000    5,057,000


                                       AS OF MARCH 31, 1997
                               -------------------------------------
                               ACTUAL(2) PRO FORMA(8) AS ADJUSTED(9)
                               --------- ------------ --------------
BALANCE SHEET DATA:
Cash and cash equivalents.....  $ 9,343    $ 9,343       $67,663
Working capital...............    4,372      4,372        62,692
Total assets..................   13,919     13,919        72,239
Long-term obligations.........      710        710           710
Total owners' equity..........    6,034      6,034        64,354

-------
(1) Peapod LP was formed on June 1, 1992 at which time substantially all of the assets, liabilities and operations of Old Peapod were transferred to Peapod LP. Prior to the transfer, the operations of the Company were conducted by Old Peapod, which subsequently served as the general partner of Peapod LP. In order to present comparative statement of operations data and orders for fiscal year 1992, the results of operations of Old Peapod from January 1, 1992 through May 31, 1992 have been combined with the results of operations of Peapod LP from June 1, 1992 through December 31, 1992.
(2) Represents the financial and operating information of Peapod LP, the predecessor entity to the Company. Prior to the Conversion, the Company had not begun significant operations. Prior to the consummation of the Offering, the assets, liabilities and operations of Peapod LP were transferred to the Company.
(3) Groceries sold, net of returns, represent the actual costs of groceries purchased and charged to members. Interactive marketing services include fees from advertising, promotions and research. Member and retailer services include fees from members and retail partners related to the Company's online services and grocery and delivery operations.
(4) Reflects the Conversion and options and warrants assumed outstanding under Securities and Exchange Commission Staff Accounting Bulletin No. 83, as discussed in Note 5 of Notes to Financial Statements beginning on page F-6.
(5) Represents the number of metropolitan markets served.
(6) Represents the number of households and businesses subscribing to the Peapod services.
(7) Represents the number of households in areas that can be served from Peapod's existing fulfillment centers (i.e., the facilities at which member orders are shopped and packed for delivery or pick-up).
(8) Represents the pro forma balance sheet data assuming the Conversion occurred as of March 31, 1997.
(9) Adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company hereby as of March 31, 1997 and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the shares of Common Stock offered hereby. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, including but not limited to those discussed in "Risk Factors," and actual results may differ materially from those contemplated by forward-looking statements.

DEVELOPING MARKET; FUTURE RELIANCE ON THE INTERNET

  The market for online commerce is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services and products in online commerce are subject to a high level of uncertainty. The Company's success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to buy groceries and other products and services, the acceptance by advertisers and retailers of the Company's online service as a significant means to market and sell its products and services, and the use by such companies of data and research compiled by the Company. Moreover, the Company's growth will depend, in part, on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access online services or the Internet.

  Although most of the Company's members currently access Peapod's service through the Company's proprietary dial-up network, the percentage of members who access Peapod's service through the Internet is expected to grow substantially. The Internet has experienced, and is expected to continue to experience, substantial growth in the number of users and amount of traffic, resulting in some cases in substantial delays for users. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure (e.g., reliable network backbone) or complementary services (e.g., secure transaction processing) necessary to make the Internet a viable commercial marketplace will develop, or, if developed, that the Internet will become a viable commercial marketplace for products and services such as those offered, or to be offered, by the Company through the Internet. If the necessary infrastructure or complementary services are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations or financial condition could be materially and adversely affected. See "Business."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company may experience significant fluctuations in future quarterly operating results from a number of factors, including (i) the timing and nature of expansion efforts in both new and existing markets, (ii) the introduction of new products or services and the market response to those introductions, (iii) the timing and nature of sales transactions for interactive marketing and other products and services, (iv) relationships with retailers, (v) seasonal trends, (vi) changes in pricing policies or service offerings, (vii) changes in the level of marketing and other operating expenses to support future growth, (viii) competitive factors and (ix) general economic conditions. Consequently, quarterly revenues and operating results may fluctuate significantly, and the Company believes that period-to-period comparisons of results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Furthermore, due to the foregoing factors, among others, it is likely that the Company's future quarterly operating results from time to time may not meet the expectations of research analysts or investors, which may have an adverse effect on the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY; LOSSES

  The Company has a limited operating history and has incurred losses since its inception. Although it was founded in 1989, most of the Company's growth has occurred since September 1995. Given the substantial development, marketing and other expenditures relating to the Company's planned expansion program, among other factors, the Company expects to have losses for the foreseeable future. To operate profitably, the Company must accomplish some of the following objectives: (i) increase grocery sales volume by adding new members, retaining existing members and increasing member usage, (ii) successfully acquire market share in interactive marketing services, (iii) develop and realize additional revenue sources, such as additional transactional, advertising and informational services and licensing and (iv) reduce costs of fulfillment. There can be no assurance that the Company will be successful in meeting these objectives or that the Company will be able to achieve or sustain profitability.

MANAGEMENT OF GROWTH

  The Company's recent growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, technical and financial resources. As of March 31, 1997, the Company had 225 full-time and 1,075 part-time employees, as compared to 90 full-time and 450 part-time employees at December 31, 1995. During this period, the number of the Company's members grew from 12,500 to 43,200. The Company expects operating expenses and staffing levels to increase substantially in the future as the Company expands into new markets and increases penetration in existing markets. To manage its growth, the Company must expand its operational and technical capabilities, increase, train and manage its employee base and manage multiple relationships with various retailers and other third parties. There can be no assurance that the Company will be able to manage its expanding operations effectively. Any failure of the Company to implement effective management and operating systems, add resources on a cost-effective basis or effectively manage the Company's expansion could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Growth Strategies."

RISK OF SYSTEMS DISRUPTION

  The Company's information and other systems, including its proprietary dial-up network, could be vulnerable to, among other factors, disruptions caused by system failures, power losses, communication problems or natural disasters. In addition, the Company's services may be vulnerable to break-ins and similar disruptive problems. Further, weaknesses in communications media, such as the Internet, may compromise the security of confidential electronic information exchanged with members. Disruptions of service or security breaches could cause losses to the Company, reduce member satisfaction in the Company's services or otherwise have a material adverse effect on the Company's business, results of operations or financial condition. To date, the Company has not experienced material disruptions of services or security breaches. However, there can be no assurance that such problems will not occur in the future. See "--Developing Market; Future Reliance on the Internet" and "Business--Technology."

DEPENDENCE ON RETAIL PARTNERS

  The Company's grocery operations are dependent on the retailers in each of the metropolitan markets the Company serves. These retail partners provide not only the products sold by the Company, but also, in certain cases, many of the fulfillment services (i.e., shopping, packing and delivering member orders) necessary to serve the Company's members. Consequently, factors affecting its retail partners, such as labor disputes or supply problems, could have a material adverse effect on the Company's business, results of operations or financial condition.

  A substantial part of the marketing efforts for the Company's grocery services are conducted through cooperative marketing efforts with most of the Company's retail partners. Peapod typically enters into agreements with its retail partners that specify levels of cooperative marketing support to Peapod. The extent and effectiveness of these cooperative marketing efforts in a given metropolitan market are important to the Company's success in that market. If cooperative marketing efforts are not effective to acquire or retain members, the Company's business, results of operations or financial condition could be materially and adversely affected.

  To date, the Company has entered into exclusive agreements with a single grocery retailer in each of its metropolitan markets with terms of up to five years. However, a number of these agreements can be terminated earlier by either party. The termination or expiration of agreements with one or more retail partners and the failure to replace any such retail relationship on a timely basis and on terms satisfactory to the Company, could have a material adverse effect on the Company's business, results of operations or financial condition. Furthermore, the Company's expansion into new metropolitan markets for grocery services and the expansion of product offerings to include non-grocery items is dependent on the establishment of acceptable agreements with additional retailers. The Company's Chicago market, serviced through its relationship with Jewel Food Stores ("Jewel/Osco"), accounted for approximately two-thirds of the Company's revenues in 1996 and approximately one-half of the Company's revenues for the first quarter of 1997. The Company's current agreement with Jewel/Osco expires in 2000 but is terminable by the retailer upon short notice. There can be no assurance that the Company will be able to maintain satisfactory relationships with its retail partners. See "Business--Peapod Services--Grocery Retailer Alliances."

RELIANCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

  The Company's success will depend upon the efforts and abilities of its senior management and key employees, including its executive officers. Furthermore, the Company's future success will depend on the ability of the Company's management to retain key managers and employ additional qualified senior managers. The loss of any of the Company's key employees, or the failure to attract or retain additional qualified personnel, could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

  The Company's operations require that it attract, train and retain substantial numbers of new personnel. Certain metropolitan markets served by the Company have tight labor markets. In addition, the Company employs a large number of part-time employees to perform fulfillment services, which employees generally have a high rate of turnover. The Company's software and service development efforts also require highly-trained employees. If the Company were unable to recruit or retain a sufficient number of qualified employees, or the costs of compensation or employee benefits were to increase substantially, the Company's business, results of operations or financial condition could be materially and adversely affected. See "Business--Peapod Services" and "-- Employees."

COMPETITION

  The traditional grocery retailing market is extremely competitive. The Company competes with a number of providers of grocery products and services, including traditional grocery retailers, other interactive or Internet-based grocery providers, and providers that fulfill orders obtained via telephone or facsimile. The Company also competes with many other companies that implement advertising, promotions and research programs for consumer goods companies. Many of the Company's competitors are larger and have substantially greater resources than the Company. In addition, the Company believes that this competition will intensify as more grocery retailers, online marketing services and information services companies offer competitive services. See "Business--Competition."

  The Company also competes to retain members once they have registered for Peapod's services. Generally, online subscriber attrition rates, or the rates at which subscribers cancel an online service, are high. The Company aggressively markets its service to reduce member attrition and increase member usage. See "Business--Growth Strategies" and "--Marketing and Promotion." However, there can be no assurance that these marketing initiatives will be successful. High rates of member attrition could have a material adverse effect on the Company's business, results of operations or financial condition. The Company's average annual member retention rates (computed by averaging annual retention rates as of the end of each month) for 1995 and 1996 were 62% and 66%, respectively. This retention data is based on a limited operating history and reflects primarily experience in the Chicago market as well as a variety of promotion and pricing policies. This historical data is not necessarily indicative of future retention rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

DEPENDENCE ON INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success and ability to compete are dependent upon its proprietary systems and technology. The Company relies on trademark, trade secret and copyright laws to protect its proprietary rights. The Company has no patents. The Company has U.S. registrations for the "Peapod" service mark and associated logos and for Peapod's "Smart Shopping for Busy People" slogan. The Company also has registered copyrights, or has applied for copyright registration, for certain of its proprietary software, its Web site and certain marketing materials. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce or protect the Company's intellectual property rights or to defend against claims of infringement or invalidity. Misappropriation of the Company's intellectual property or potential litigation could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

RAPID TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH NEW PRODUCTS AND SERVICES

  Online commerce is characterized by rapidly changing technology. The Company's software and systems require continual improvement in order to meet the demand by the Company's customers for new features and capabilities. The Company's future success will depend upon its ability to introduce new products and services and to add new features and enhancements that keep pace with technological and market developments. The development of new services and products and the enhancement of existing services and products entails significant technical risks. There can be no assurance that the Company will be successful in (i) maintaining and improving its software and systems, (ii) effectively using new technologies, (iii) adapting its services and products to emerging industry standards or (iv) developing, introducing and marketing service and product enhancements or new services and products. Furthermore there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company's business, results of operations or financial condition could be materially and adversely affected. See "Business--Technology."

REGULATION; PRIVACY ISSUES

  The online services industry is new and rapidly changing, and federal and state regulation relating to the Internet and online services is evolving. The Company is aware of certain industry requests of the Federal Communications Commission (the "FCC") to review the impact of Internet usage on U.S. telecommunications service providers, in particular, the generally lower cost structure for data transmission versus voice transmission. FCC regulatory review and rulemaking could result in new regulation of the Internet and online industry, changes in current rules governing telecommunications or both. In turn, this could result in increased telecommunications costs for the Internet and online industry. These or other regulatory initiatives could have a material adverse effect on the Company's business, results of operation or financial condition.

  There has been a growing concern about privacy and the collection, distribution and use of information about individuals, and the Company is subject to various federal and state regulations concerning such activities. Although the Company's compliance with such federal and state regulations has not had a material adverse effect on the Company, no assurance can be given that additional federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to the Company or certain of its customers, in particular, users of interactive marketing services. Any such guidelines, laws or regulations could adversely affect the ability of the Company or its clients to collect, distribute or use consumer information, or could otherwise have a material adverse effect on the Company's business, results of operations or financial condition. The Company has adopted policies to address certain privacy concerns, including restricting access to its database, limiting the type of information that the Company provides to third parties, requiring each employee to sign a nondisclosure and confidentiality agreement, and implementing data security systems at the Company's data center. Additionally, pursuant to the terms of the Company's membership agreement, each member consents to the Company's use of the data generated by members on an aggregate basis. However, there can be no assurance that such policies and arrangements will be effective, and to the extent that they are not effective, the Company's business, results of operations or financial condition could be materially and adversely affected.

NEED FOR ADDITIONAL CAPITAL

  The Company may need to procure additional financing over time, the amount and timing of which will depend on a number of factors including the pace of expansion of the Company's markets and customer base, services offered and development efforts and the cash flow generated by its operations. The Company cannot predict the extent to which it will require additional financing. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any future debt financing or issuance of preferred stock by the Company would be senior to the rights of the holders of Common Stock, and any future issuance of Common Stock would result in the dilution of the then existing stockholders' proportionate equity interests in the Company.

ANTI-TAKEOVER EFFECT OF CHARTER AND STATUTORY PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Restated By-Laws and certain sections of the Delaware General Corporation Law, including those which authorize the Company's Board of Directors to issue shares of preferred stock and to establish the voting rights, preferences and other terms thereof without further action by stockholders, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which some stockholders may deem to be in their best interests). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquirer, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interest of stockholders. Such provisions include, among other things (i) a classified Board of Directors serving staggered three-year terms, (ii) the elimination of stockholder voting by consent, (iii) a provision providing that only the President or Board of Directors may call special meetings of stockholders, (iv) the removal of directors without cause only by the holders of at least 75% of the shares entitled to vote, (v) a provision permitting the Board of Directors to take into account factors in addition to potential economic benefits to stockholders and (vi) certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors. The Company will be subject to Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirers (including their affiliates and associates) of 15% or more of the Company's Common Stock.

  In addition, the Board of Directors plans to adopt a stockholders rights plan prior to the consummation of the Offering which may discourage or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions" and "--Rights."

OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  After consummation of the Offering, Mr. Andrew Parkinson and Mr. Thomas Parkinson, two of the Company's senior executive officers, together with an affiliated company, will beneficially own approximately 19.8% of the outstanding shares of Common Stock and, together with other executive officers and directors, will beneficially own approximately 26.7% of the outstanding shares of Common Stock. By virtue of such holdings and if, and to the extent, such stockholders act in concert (although no agreement or arrangement exists requiring them to do so), such stockholders will have substantial influence over the election of directors and other matters, including the outcome of certain fundamental corporate transactions (such as certain mergers and sales of assets) requiring stockholder approval. There is no cumulative voting for the election of directors or other matters. See "Stock Ownership."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market after the Offering could adversely affect the market price of Common Stock. In addition to the 4.0 million shares of Common Stock offered hereby, substantially all of the remaining approximately 12.7 million shares of the Common Stock owned by current stockholders of the Company (based upon certain assumptions) will be eligible for sale in the public market 90 days after the Offering. However, holders of approximately 11.8 million shares of Common Stock, including all executive officers, directors and certain stockholders who will hold shares of Common Stock after the Offering, have agreed not to publicly offer, sell or otherwise dispose of any shares of Common Stock owned by them for 180 days from the date of this Prospectus without the consent of Smith Barney Inc. Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. Upon the later of the expiration of such agreements or such dates, pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), such stockholders may sell such shares without registration, subject to certain limitations, including limitations on volume of sales. If such stockholders should sell or otherwise dispose of a substantial amount of Common Stock in the public market, the prevailing market price for the Common Stock could be adversely affected. See "Shares Eligible for Future Sale."

ABSENCE OF A PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active market will develop upon consummation of the Offering. The offering price of the Common Stock was determined by negotiations among the Company, the Selling Stockholders and representatives of the Underwriters, and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting" for a description of the factors considered in determining the initial public offering price of the Common Stock. The trading price of the Common Stock also could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management or new products or services offered by the Company or its competitors, general trends in the industry, changes in financial estimates by research analysts and other events or factors. In addition, the stock market has experienced price and volume fluctuations which have particularly affected the market price of many companies in similar industries and which often have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Common Stock.

DILUTION

  Purchasers of the Common Stock in the Offering will incur an immediate substantial dilution in the net tangible book value per share of Common Stock. As of March 31, 1997 such dilution, on a pro forma basis, would have been $12.16 per share. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered by the Company are estimated to be approximately $58.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use more than one-half of such proceeds (i.e., more than $29.2 million) for expansion into new geographic markets and more than 15% of such proceeds (i.e., more than $8.7 million) for further penetration in existing markets, with the remainder being used for additional working capital purposes, including the development of new products and services, and other general corporate purposes. Pending such uses, the net proceeds will be invested in investment grade, interest-bearing securities.

  In the event the Underwriters exercise the over-allotment option, the Company will not receive any proceeds from the sale of Common Stock sold by the Selling Stockholders.

                                DIVIDEND POLICY

  The Company has not paid cash dividends on its Common Stock. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, limitations on dividend payments pursuant to the terms of debt agreements and such other factors as the Board of Directors may deem relevant.
                                CAPITALIZATION

  The following table sets forth the current obligations under capital lease and capitalization of the Company as of March 31, 1997 (i) on a pro forma basis to give effect to the Conversion and (ii) as adjusted to reflect the issuance and sale of 4,000,000 shares of Common Stock offered by the Company, less underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                          AS OF MARCH 31, 1997
                                                          ---------------------
                                                          PRO FORMA AS ADJUSTED
                                                          --------- -----------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Current obligations under capital lease..................  $  350     $   350
                                                           ======     =======
Obligations under capital lease, less current
 obligations.............................................  $  360     $   360
Owners' equity:
  Preferred Stock, $.01 par value (5,000,000 shares
   authorized; no shares issued or outstanding)..........     --          --
  Common Stock, $.01 par value (50,000,000 shares
   authorized; 12,615,892 shares issued and outstanding,
   pro forma; 16,630,892 shares issued and outstanding,
   as adjusted)(1).......................................     126         166
  Additional paid-in capital.............................   5,909      64,189
  Accumulated deficit....................................      (1)         (1)
                                                           ------     -------
    Total owners' equity.................................   6,034      64,354
                                                           ------     -------
    Total capitalization.................................  $6,394     $64,714
                                                           ======     =======

--------
(1) Excludes (i) 1,866,287 shares of Common Stock reserved for issuance upon the exercise of 1,798,446 outstanding options and 67,841 warrants, (ii) 810,000 shares of Common Stock reserved for issuance pursuant to stock options being granted as of the consummation of the Offering and (iii) 1,729,054 additional shares of Common Stock reserved for issuance under the Company's 1997 Long-Term Incentive Plan. See "Management--Stock Plans."

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1997, after giving effect to the Conversion, was $5,588,000, or approximately $0.44 per share of Common Stock. Pro forma net tangible book value per share of Common Stock is equal to the Company's total pro forma tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding assuming the consummation of the Conversion. After giving effect to the sale of the 4,000,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $16.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma as adjusted net tangible book value of the Company at such date would have been approximately $63,908,000 or approximately $3.84 per share. This represents an immediate increase in net tangible book value of $3.40 per share to existing stockholders and an immediate dilution of $12.16 per share to new purchasers of shares in the Offering. The following table illustrates this per share dilution:

      Initial public offering price per share..................       $16.00
        Pro forma net tangible book value per share of Common
         Stock before the Offering ............................ $0.44
        Increase per share attributable to new investors.......  3.40
                                                                -----
      Pro forma as adjusted net tangible book value per share
       of Common Stock after the Offering......................         3.84
                                                                      ------
      Dilution per share to new investors......................       $12.16(1)
                                                                      ======

--------
(1) Based on the assumptions set forth above, the dilution per share to new investors would be $12.23 if all options and warrants outstanding at March 31, 1997 were exercised.

  The following table summarizes as of March 31, 1997, on a pro forma as adjusted basis after giving effect to the Conversion and the Offering, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company, and the average price per share paid by existing stockholders and by the purchasers of the shares offered by the Company hereby (at the initial public offering price of $16.00 per share):

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                  ------------------ -------------------   PER
                                  NUMBER(1)  PERCENT   AMOUNT    PERCENT  SHARE
                                  ---------- ------- ----------- ------- -------
   Existing stockholders........  12,630,892   75.9% $32,553,932   33.7% $ 2.58
   New investors................   4,000,000   24.1   64,000,000   66.3   16.00
                                  ----------  -----  -----------  -----
     Total......................  16,630,892  100.0% $96,553,932  100.0% $ 5.81
                                  ==========  =====  ===========  =====  ======

--------
(1) Excludes (i) 1,866,287 shares of Common Stock reserved for issuance upon the exercise of 1,798,446 outstanding options and 67,841 warrants at a weighted average exercise price of $3.12, (ii) 810,000 shares of Common Stock reserved for issuance pursuant to stock options being granted as of the consummation of the Offering and (iii) 1,729,054 additional shares of Common Stock reserved for issuance under the Company's 1997 Long-Term Incentive Plan. See "Management--Stock Plans." Because a number of options and warrants were previously granted with an exercise price below the initial public offering price, the exercise of such options will result in further dilution to new investors.

                     SELECTED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected statement of operations and balance sheet data set forth below have been derived from the historical financial statements of Peapod LP. The historical financial statements of Peapod LP as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. The statement of operations and balance sheet data set forth below as of December 31, 1992 and 1993, as well as the balance sheet data as of December 31, 1994, have been derived from Peapod LP's unaudited internal financial statements and reflect all adjustments which management considers necessary for a fair and consistent presentation of the results of operations for those periods. The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                           THREE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                     MARCH 31,
                         ------------------------------------------------  -------------------
                          1992(1)   1993     1994      1995       1996      1996       1997
                         -------   -------  -------  --------  ----------  -------  ----------
STATEMENT OF OPERATIONS
 DATA:(2)
Revenues:(3)
  Grocery sales, net of
   returns.............. $ 1,186   $ 2,893  $ 6,745  $ 12,731  $   22,015  $ 4,984  $    9,216
  Interactive marketing
   services.............     --        --       --        163       1,069      194         425
  Member and retailer
   services.............     307       812    1,601     3,049       6,088    1,156       3,063
                         -------   -------  -------  --------  ----------  -------  ----------
  Total revenues........   1,493     3,705    8,346    15,943      29,172    6,334      12,704
Groceries sold, net of
 returns................  (1,186)   (2,893)  (6,745)  (12,731)    (22,015)  (4,984)     (9,216)
Other costs and
 expenses...............  (1,335)   (2,463)  (5,918)   (9,796)    (17,187)  (3,126)     (6,555)
                         -------   -------  -------  --------  ----------  -------  ----------
Operating loss..........  (1,028)   (1,651)  (4,317)   (6,584)    (10,030)  (1,776)     (3,067)
Net loss................  (1,042)   (1,676)  (4,347)   (6,592)     (9,566)  (1,777)     (2,947)
Pro forma net loss per
 share(4)...............                                       $    (0.75)          $    (0.23)
Shares used to compute
 pro forma
 net loss per share(4)..                                       12,806,794           12,806,794

                                                                                   AS OF
                                          AS OF DECEMBER 31,                     MARCH 31,
                         ------------------------------------------------------- ----------
                           1992         1993       1994       1995       1996       1997
                         --------    ---------- ---------- ---------- ---------- ----------
OPERATING DATA:(2)
Markets(5)..............        1             2          2          2          4          6
Members(6)..............    1,200         3,000      7,900     12,500     33,300     43,200
Orders (for the period
 ended).................   12,000(1)     28,600     70,300    124,100    201,100     84,800
Households in service
 area(7)................  524,500     1,083,400  1,917,000  2,204,200  3,581,000  5,057,000
BALANCE SHEET DATA:(2)
Cash and cash
 equivalents............ $    230    $      644 $    2,254 $    2,466 $   13,039 $    9,343
Working capital
 (deficit)..............     (349)          175        902        438      7,356      4,372
Total assets............      905         1,556      3,465      4,531     16,528     13,919
Long-term obligations...      168           239        327        532        672        710
Total owners' equity....       71           559      1,435      1,413      8,403      6,034

-------
(1) Peapod LP was formed on June 1, 1992 at which time substantially all of the assets, liabilities and operations of Old Peapod were transferred to Peapod LP. Prior to the transfer, the operations of the Company were conducted by Old Peapod, which subsequently served as the general partner of Peapod LP. In order to present comparative statement of operations data and orders for fiscal year 1992, the results of operations of Old Peapod from January 1, 1992 through May 31, 1992 have been combined with the results of operations of Peapod LP from June 1, 1992 through December 31, 1992.
(2) Represents the financial and operating information of Peapod LP, the predecessor entity to the Company. Prior to the Conversion, the Company had not begun significant operations. Prior to the consummation of the Offering, the assets, liabilities and operations of Peapod LP were transferred to the Company.
(3) Groceries sold, net of returns, represent the actual costs of groceries purchased and charged to members. Interactive marketing services include fees from advertising, promotions and research. Member and retailer services include fees from members and retail partners related to the Company's online services and grocery and delivery operations.
(4) Reflects the Conversion and options and warrants assumed outstanding under Securities and Exchange Commission Staff Accounting Bulletin No. 83, as discussed in Note 5 of Notes to Financial Statements beginning on page F-6.
(5) Represents the number of metropolitan markets served.
(6) Represents the number of households and businesses subscribing to the Peapod services.
(7) Represents the number of households in areas that can be served from Peapod's existing fulfillment centers (i.e., the facilities at which member orders are shopped and packed for delivery or pick-up).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, including but not limited to those discussed in "Risk Factors," and actual results may differ materially from those contemplated by the forward-looking statements.

OVERVIEW

  Peapod is the leading interactive, online grocery shopping and delivery company and a provider of targeted media and research services. Peapod believes it is the only company currently providing an integrated, comprehensive service designed to address the distinct needs of online consumers, grocery retailers and consumer goods companies. By attracting loyal consumers through its compelling online shopping system and personalized service, Peapod opens a valuable new sales channel to its grocery retail partners and constructs a national network designed to offer superior interactive marketing services to consumer goods companies. Peapod's proprietary technology, which has been developed and refined through the Company's operating experience, provides the Company a competitive advantage in serving the complex needs of consumers, retailers and consumer goods companies.

  History of Growth. Peapod was founded in 1989, and since that time has pioneered the online grocery shopping industry. In 1990, Peapod introduced its first version of online shopping software and began serving members in a suburban Chicago test market out of a single fulfillment center (i.e., facility where member orders are shopped and packed for delivery or pick-up). From 1990 through 1992, the Company concentrated on enhancing its software and developing efficient operating processes. In 1993, the Company began a gradual expansion of its Chicago service area and commenced operations in the San Francisco area. Thereafter, the Company (i) further enhanced its software and refined its operating processes to support the multi-area operations, (ii) strengthened its retailer relationships, (iii) raised additional capital from the sale of private equity to support its growth and (iv) expanded its Chicago and San Francisco service areas. In September 1995, the Company released an improved three-tier software architecture, which included Version 4.0 of its end-user shopping software and allowed the Company to begin selling and executing its interactive marketing services. See "Business--Technology." Coinciding with this release, the Company commenced, in cooperation with its Chicago retail partner, its first broad-based media campaign in the Chicago market, incorporating radio and newspaper advertising. During 1995, Peapod's net membership grew by 4,600, of which 4,300 joined in the fourth quarter.

  During the first half of 1996, membership continued to grow. The Company commenced an aggressive geographic expansion program, beginning operations in Columbus and Boston in September 1996, further expanding its service areas in Chicago and San Francisco/San Jose and entering into agreements to open in Houston, Atlanta, Dallas and Austin in 1997. Due to ongoing marketing efforts and late 1996 geographic expansion, Peapod's membership expanded from 12,500 to 33,300 in 1996. The Company's average annual member retention rates (computed by averaging annual retention rates as of the end of each month) for 1995 and 1996 were 62% and 66%, respectively. This retention data is based on a limited operating history and reflects primarily experience in the Chicago market as well as a variety of promotion and pricing policies. This historical data is not necessarily indicative of future retention rates.

  Components of Revenues. The Company generally receives monthly membership fees from members. In addition, members generally pay a fixed fee per order plus a percentage of the dollar value of each grocery order. The member pays for all groceries at the time of delivery or pick-up by check, credit card or electronic debit from the member's checking account. Additional surcharges are applicable for processed film or prescription pick-up, last minute orders or PinPoint delivery times, which mandate delivery within a shorter delivery window than standard delivery times. Grocery retailers pay the Company both fixed and variable fees. Variable fees, paid on a monthly basis, are calculated as a percentage of total monthly grocery sales. Grocery retailers also provide the Company with a variety of management fees, based on geographic expansion and levels of exclusivity. The Company's fees from members and retailers vary by market and may change over time. See "Business--Growth Strategies," and "-- Peapod Services."

  The Company commenced offering interactive marketing services in late 1995 and currently has agreements to provide interactive marketing services to a number of national consumer goods and service companies, including Anheuser-Busch, Incorporated, Bristol-Myers Squibb Company, Frito-Lay, Inc., The Gillette Company (USA) Inc., Helene Curtis, Inc., The J. M. Smucker Company, Kellogg Company, Kraft Foods, Inc., Nestle U.S.A., Inc., Novus Services, Inc. (Discover Card), Ore-Ida Foods, Inc., Ralston Purina Company and Tropicana Products, Inc. To date, substantially all of Peapod's interactive marketing sales have been made through sponsorship agreements under which the Company provides a variety of bundled interactive marketing products and services. The Company has a relationship with a national marketing research organization to develop and market custom and syndicated research applications. Customers for the Company's research products have included ConAgra, Inc., Johnson & Johnson and Procter & Gamble Co. See "Business--Peapod Services--Interactive Marketing Services."

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain operating data derived from the statements of operations of the Company expressed as a percentage of total revenues for such periods:

                                        PERCENTAGE OF TOTAL REVENUES
                                        -------------------------------------
                                                                 QUARTERS
                                           YEARS ENDED          ENDED MARCH
                                          DECEMBER 31,              31,
                                        ---------------------   -------------
                                        1994    1995    1996    1996    1997
                                        -----   -----   -----   -----   -----
Revenues:
  Grocery sales, net of returns........  80.8 %  79.9 %  75.5 %  78.7 %  72.5 %
  Interactive marketing services.......   --      1.0     3.7     3.1     3.4
  Member and retailer services.........  19.2    19.1    20.8    18.2    24.1
                                        -----   -----   -----   -----   -----
  Total revenues....................... 100.0   100.0   100.0   100.0   100.0
Costs and expenses:
  Groceries sold, net of returns.......  80.8    79.9    75.5    78.7    72.5
  Grocery operations...................  39.1    32.4    27.9    24.5    30.7
  General and administrative...........  17.6    11.0    10.0     7.7     6.5
  Marketing and selling................   6.8     9.6    13.7     9.6     9.7
  System development and maintenance...   3.9     6.1     5.1     5.6     3.0
  Depreciation and amortization........   3.5     2.3     2.2     1.9     1.7
                                        -----   -----   -----   -----   -----
  Total costs and expenses............. 151.7   141.3   134.4   128.0   124.1
                                        -----   -----   -----   -----   -----
Operating loss......................... (51.7)  (41.3)  (34.4)  (28.0)  (24.1)
Other income (expense).................  (0.4)    --      1.6     --      0.9
                                        -----   -----   -----   -----   -----
Net loss............................... (52.1)% (41.3)% (32.8)% (28.0)% (23.2)%
                                        =====   =====   =====   =====   =====

FIRST QUARTER OF 1997 COMPARED TO FIRST QUARTER OF 1996

  Grocery sales, net of returns. Grocery sales, net of returns, which are the actual costs of groceries purchased by members, increased by 84.9% from $4,984,000 in the quarter ended March 31, 1996 to $9,216,000 in the quarter ended March 31, 1997. This increase was principally due to an 83.1% increase in the number of orders and a 1.0% increase in the size of the average grocery order. The total number of orders increased from 46,300 in the quarter ended March 31, 1996 to 84,800 in the quarter ended March 31, 1997. Total membership at March 31, 1996 and 1997 was 15,200 and 43,200, respectively. Increases in the Company's membership base resulted largely from the introduction of the Peapod service in 4 new markets, Columbus, Boston, Houston and Atlanta, as well as increased penetration in the Chicago and San Francisco/San Jose markets.

  Interactive marketing services. Revenues from interactive marketing services include fees paid by consumer goods companies for interactive advertising, promotion and research services. Fees from such services increased by 118.7% from $194,000 in the quarter ended March 31, 1996 to $425,000 in the quarter ended March 31, 1997.

  Member and retailer services. Member and retailer services include subscription, service and other fees paid by members and retail partners related to Peapod's online shopping and delivery operations. Fees from such services increased 165.0% from $1,156,000 in the quarter ended March 31, 1996 to $3,063,000 in the quarter ended March 31, 1997. This increase is attributable to (i) additional fees paid by new and existing retailers, (ii) higher grocery volumes and orders quantities and (iii) the increasing size of the Company's membership base.

  Groceries sold, net of returns. The Company purchases groceries for its account on behalf of its members. The actual cost of groceries are subsequently charged to the member. Groceries sold, net of returns increased from $4,984,000 in the quarter ended March 31, 1996 to $9,216,000 in the quarter ended March 31, 1997 commensurate with the increase in grocery sales, net of returns.

  Grocery operations. Grocery operations expenses include (i) the direct costs relating to the shopping, packing and delivery of member orders, (ii) salaries and overhead expenses of each fulfillment center, (iii) salaries and overhead expenses for each metropolitan market and (iv) salaries and overhead expenses for certain centralized field support functions such as training, database merchandising and customer support. Grocery operations expenses increased 151.2%, from $1,554,000 in the quarter ended March 31, 1996 to $3,903,000 in the quarter ended March 1997. The increase is attributable to (i) the direct costs of shopping, packing and delivering member orders, (ii) salaries and overhead expenses of new fulfillment centers, (iii) salaries and overhead expenses for four new markets, (iv) salaries and overhead expenses for customer support functions, and (v) new training and human resource functions created to assist in the rapid opening of new markets and new fulfillment stores.

  At March 31, 1997, Peapod fulfilled member orders from 41 fulfillment centers across six metropolitan markets compared to 14 fulfillment centers across two metropolitan markets at March 31, 1996. Two metropolitan markets and 14 fulfillment centers were added in the quarter ended March 31, 1997 compared to no new metropolitan markets or fulfillment centers in the quarter ended March 31, 1996.

  General and administrative. General and administrative expenses, which include corporate staff, accounting and human resource functions, increased 69.5% from $488,000 in the quarter ended March 31, 1996 to $827,000 in the quarter ended March 31, 1997. The increase resulted primarily from an increase in corporate staff to support the Company's growth and expenses relating to the planned relocation of the Company's headquarters.

  Marketing and selling. Marketing and selling expenses include the cost of member acquisition and retention marketing, such as radio advertising and direct mail, as well as certain costs relating to interactive marketing services. The Company expenses all such costs as incurred. Marketing and selling expenses increased by 102.4% from $611,000 in the quarter ended March 31, 1996 to $1,236,000 in the quarter ended March 31, 1997. The increase in marketing and selling is attributable to (i) increased marketing spending to support four market openings and expansion of the service areas in existing markets, (ii) the cost of member acquisition marketing programs in existing markets and (iii) additional marketing personnel to support the growth in membership and interactive marketing services.

  System development and maintenance. System development and maintenance expenses, which include new product development as well as the maintenance and enhancement of existing systems, increased 5.9% from $355,000 in the quarter ended March 31, 1996 to $376,000 in the quarter ended March 31, 1997. This increase resulted from higher staffing and associated expenses to support the Company's growth. In 1996, Peapod began work on version 5.0 of its end-user software. In the quarter ended March 31, 1997, the Company capitalized $151,000 of these development costs compared to no capitalized development costs in the quarter ended March 31, 1996.

  Depreciation and amortization. Depreciation and amortization increased 79.8% from $118,000 in the quarter ended March 31, 1996 to $212,000 in the quarter ended March 31, 1997. This increase is the result of equipment added to support new members, new fulfillment centers and new employees.

  Other income (expense). Other income (expense) includes interest paid on subordinated debentures, notes payable and capital leases and interest earned on cash balances. Interest expense decreased from $20,000 in the quarter ended March 31, 1996 to $15,000 in the quarter ended March 31, 1997. Interest income increased from $19,000 in the quarter ended March 31, 1996 to $135,000 in the quarter ended March 31, 1997, resulting from the investment of proceeds from the issuance of equity in 1996.

1996 COMPARED TO 1995

  Grocery sales, net of returns. Grocery sales, net of returns increased 72.9% from $12,731,000 in 1995 to $22,015,000 in 1996. This increase was principally due to a 62.0% increase in the number of orders and a 6.8% increase in the size of the average grocery order. The total number of orders increased from 124,100 in 1995 to 201,100 in 1996. Total membership at December 31, 1995 and 1996 was 12,500 and 33,300, respectively. Increases in the Company's membership base resulted largely from increased penetration and geographic coverage in Chicago and San Francisco/San Jose and the introduction of the Peapod service in two new markets, Columbus and Boston.

  Interactive marketing services. Revenues from interactive marketing services, which the Company commenced providing in late 1995, increased from $163,000 in 1995 to $1,069,000 in 1996.

  Member and retailer services. Revenues from member and retailer services increased 99.6% from $3,049,000 in 1995 to $6,088,000 in 1996. This increase was primarily due to (i) higher grocery volumes and order quantities, (ii) higher contractual fees paid by retail partners, including those related to the introduction of the Peapod service in Columbus and Boston and (iii) the increasing size of the Company's membership base.

  Groceries sold, net of returns. Groceries sold, net of returns increased from $12,731,000 in 1995 to $22,015,000 in 1996 commensurate with the increase in grocery sales, net of returns.

  Grocery operations. Grocery operations expenses increased 57.5% from $5,168,000 in 1995 to $8,141,000 in 1996. The increase resulted largely from the 62.0% increase in the number of orders and the increased number of fulfillment centers. Grocery operations expenses as a percent of total revenues declined from 32.4% in 1995 to 27.9% in 1996, reflecting labor efficiencies and the favorable effect increased volume has on overhead costs.

  At December 31, 1996, Peapod fulfilled member orders from 27 fulfillment centers compared to 14 such centers at the end of 1995. In 1996, ten fulfillment centers were added in two new markets, Columbus and Boston, and three additional centers were added in Peapod's existing markets, Chicago and San Francisco/San Jose.

  General and administrative. General and administrative expenses increased 65.7% from $1,762,000 in 1995 to $2,919,000 in 1996. This increase reflected
(i) the hiring of additional administrative personnel to support member, fulfillment center and market growth, (ii) the hiring in the fourth quarter of 1996 personnel to oversee product introductions and (iii) a one-time severance charge of $400,000 in the third quarter of 1996. General and administrative costs decreased from 11.0% of revenues in 1995 to 10.0% of revenues in 1996.

  Marketing and selling. Marketing and selling expenses increased by 159.9% from $1,533,000 in 1995 to $3,984,000 in 1996. The increase in marketing and selling expenses was attributable to (i) broad-based member acquisition marketing programs that were initiated in September 1995, (ii) increased marketing spending in the third and fourth quarters to support two new market openings and expanded geographic coverage in the Chicago and San Francisco/San Jose markets and (iii) increased staff to support the increase in interactive marketing services.

  System development and maintenance. System development and maintenance expenses increased 54.7% from $964,000 in 1995 to $1,492,000 in 1996. This increase resulted primarily from higher staffing and associated expenses required to support the Company's growth. System development and maintenance decreased from 6.1% of revenues in 1995 to 5.1% of revenues in 1996. In 1996, Peapod began work on Version 5.0 of its end-user software. In 1996, the Company capitalized $148,000 of these development expenses.

  Depreciation and amortization. Depreciation and amortization increased 76.2% from $370,000 in 1995 to $651,000 in 1996. This increase resulted from computer and other equipment added to support the Company's growth.

  Other income (expense). Interest expense increased from $68,000 in 1995 to $72,000 in 1996. This increase in expense was more than offset by an increase in interest income resulting from the investment of proceeds from the issuance of equity in 1996. Interest income increased from $61,000 in 1995 to $537,000 in 1996.

1995 COMPARED TO 1994

  Grocery sales, net of returns. Grocery sales, net of returns increased 88.7% from $6,745,000 in 1994 to $12,731,000 in 1995. This increase was principally due to a 76.6% increase in the number of orders and a 6.9% increase in the size of the average grocery order. The total number of orders increased from 70,300 in 1994 to 124,100 in 1995. Total membership at December 31, 1994 and 1995 was 7,900 and 12,500, respectively. Increases in the Company's membership base resulted largely from broad-based marketing which commenced in September 1995, and, to a lesser extent, the increase in geographic coverage in Chicago.

  Interactive marketing services. The Company began providing interactive marketing services in late 1995. Revenues derived from such services amounted to $163,000.

  Member and retailer services. Revenues from member and retailer services increased 90.4% from $1,601,000 in 1994 to $3,049,000 in 1995. This increase was due primarily to higher grocery volumes and order quantities and higher contribution from the Company's retail partner in Chicago.

  Groceries sold, net of returns. Groceries sold, net of returns increased from $6,745,000 in 1994 to $12,731,000 in 1995 commensurate with the increase in grocery sales, net of returns.

  Grocery operations. Grocery operations expenses increased 58.4% from $3,263,000 in 1994 to $5,168,000 in 1995. The increase resulted largely from
(i) the 88.7% increase in grocery sales, (ii) the impact that six fulfillment centers opened in 1994 had on 1995 results and (iii) the addition of two fulfillment centers in September 1995. Grocery operations expenses as a percent of total revenues declined from 39.1% in 1994 to 32.4% in 1995, reflecting labor efficiencies and the favorable effect increased volume had on overhead costs.

  General and administrative. General and administrative expenses increased 20.3% from $1,465,000 in 1994 to $1,762,000 in 1995. The increase resulted primarily from an increase in corporate staff to support the Company's growth.

  Marketing and selling. Marketing and selling expenses increased 168.2% from $572,000 in 1994 to $1,533,000 in 1995. The increase in marketing and selling expenses was attributable to aggressive member acquisition programs beginning in September 1995, including significant media advertising, packaging and distribution costs of the Company's Version 4.0 end-user software and additional marketing personnel. The Company also began incurring expenses relating to interactive marketing services in 1995.

  System development and maintenance. System development and maintenance expenses increased 193.4% from $329,000 in 1994 to $964,000 in 1995. This increase resulted largely from the increase in employees to maintain and improve current systems and develop the Version 4.0 end-user software.

  Depreciation and amortization. Depreciation and amortization increased 27.3% from $290,000 in 1994 to $370,000 in 1995. This increase resulted from computer and other equipment added to support the Company's growth.

  Other income (expense). Interest expense increased from $57,000 in 1994 to $68,000 in 1995. This increase in expense was partially offset by an increase in interest income resulting from the investment of proceeds from the issuance of equity in 1995. Interest income increased from $26,000 in 1994 to $61,000 in 1995.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited quarterly financial information for the nine quarters ended March 31, 1997. In the opinion of management, this information has been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                                                    QUARTER
                                1995 QUARTER ENDED                    1996 QUARTER ENDED             ENDED
                         ------------------------------------  -----------------------------------  MAR. 31,
                         MAR. 31  JUNE 30  SEPT. 30  DEC. 31   MAR. 31  JUNE 30  SEPT. 30  DEC. 31    1997
                         -------  -------  --------  --------  -------  -------  --------  -------  --------
                                               (DOLLARS IN THOUSANDS)
Revenues:
 Grocery sales, net of
  returns............... $ 3,167  $ 2,971  $ 2,800   $  3,793  $ 4,984  $ 5,025  $ 4,818   $ 7,188  $ 9,216
 Interactive marketing
  services..............      --       --       --        163      194      207      284       384      425
 Member and retailer
  services..............     696      685      790        878    1,156    1,190    1,803     1,939    3,063
                         -------  -------  -------   --------  -------  -------  -------   -------  -------
 Total revenues.........   3,863    3,656    3,590      4,834    6,334    6,422    6,905     9,511   12,704
Costs and expenses:
 Groceries sold, net of
  returns...............   3,167    2,971    2,800      3,793    4,984    5,025    4,818     7,188    9,216
 Grocery operations.....   1,163    1,174    1,254      1,577    1,554    1,660    2,038     2,889    3,903
 General and
  administrative........     385      330      477        570      488      574    1,071       786      827
 Marketing and selling..     211      276      365        681      611      923      809     1,641    1,237
 System development and
  maintenance...........     171      217      249        327      355      334      455       348      376
 Depreciation and
  amortization..........      55       77      105        132      118      150      174       209      212
                         -------  -------  -------   --------  -------  -------  -------   -------  -------
 Total costs and
  expenses..............   5,152    5,045    5,250      7,080    8,110    8,666    9,365    13,061   15,771
                         -------  -------  -------   --------  -------  -------  -------   -------  -------
Operating loss.......... $(1,289) $(1,389) $(1,660)  $( 2,246) $(1,776) $(2,244) $(2,460)  $(3,550) $(3,067)
                         =======  =======  =======   ========  =======  =======  =======   =======  =======
Markets (at end of
 quarter)...............       2        2        2          2        2        2        4         4        6
Members (at end of
 quarter)...............   8,000    7,700    8,200     12,500   15,200   17,700   21,200    33,300   43,200
Orders..................  31,800   29,300   27,200     35,800   46,300   45,500   43,700    65,600   84,800

  The Company has found that orders increase in times of adverse weather conditions. As a result, the Company has historically generated higher revenues in the fourth and first quarters in its colder climate markets. Conversely, members tend to reduce orders in the summer months largely as a result of vacation schedules and better weather. For these reasons, the Company's marketing efforts tend to be concentrated during the fourth and first quarters. The Company believes that the impact of this seasonality has been mitigated to some extent by the Company's rapid expansion.

  Certain expenses relating to the expansion into new markets and the addition of new fulfillment centers generally precede revenues relating to such expansion. For example, grocery operations expenses increased substantially in the third and fourth quarters of 1996 as operations commenced in two new markets and in 12 new fulfillment centers. Grocery operations expenses also increased in the first quarter of 1997 as the Company commenced operations in two new markets and 14 new fulfillment centers. However, only a portion of the contractual fees from retail partners are recognized at the time new markets are opened. Most of the increase in member and retailer services revenues from both the second to the third quarter of 1996, and from the fourth quarter of 1996 to the first quarter of 1997, is attributable to such fees.

  The Company may experience significant fluctuations in future quarterly operating results from a number of factors, including (i) the timing and nature of expansion efforts in both new and existing markets, (ii) the introduction of new products or services and the market response to those introductions, (iii) the timing and nature of sales transactions for interactive marketing and other products and services, (iv) relationships with retailers, (v) seasonal trends, (vi) changes in pricing policies or service offerings, (vii) changes in the level of marketing and other operating expenses to support future growth, (viii) competitive factors and (ix) general economic conditions. Consequently, quarterly revenues and operating results may fluctuate significantly, and the Company believes that period-to-period comparisons of results will not necessarily be meaningful and should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

  Cash used in operating activities increased to $3,359,000 in the first quarter of 1997 compared to $836,000 in the first quarter of 1996. This increase was primarily attributable to net loss from operations and changes in the timing of the Company's receivables and payables from certain retailers. Cash used in operating activities decreased from $5,472,000 in 1995 to $4,503,000 in 1996. Cash used in operating activities was primarily attributable to the net loss from operations, partially offset by increases in current liabilities and deferred service fees. The Company receives payment from members at the time of delivery and generally pays its retail partners on 15 day terms. In addition, the Company generally receives payment for interactive marketing services and certain retailer fees in advance of providing the related services. As of March 31, 1997, the Company had $9,343,000 in cash and cash equivalents. The Company uses its working capital to fund ongoing operations, marketing programs and geographic expansion and to further develop its products and services.

  In 1995 and 1996, the Company sold equity to strategic and other private equity investors which generated net cash proceeds of $22,866,000. In addition, the Company has from time to time entered into capital lease agreements for certain technology equipment. The Company believes that the net proceeds from the Offering, along with current cash and cash equivalents, will be sufficient to fund its working capital and capital expenditure requirements for at least the next 12 months. The Company may need to procure additional financing over time, the amount and timing of which will depend on a number of factors, including the pace of expansion of the Company's membership base, services offered, development efforts and the cash flow generated by its operations. The Company does not have any commitments for additional financing. See "Risk Factors--Need for Additional Capital."

  The Company believes that inflation has not had a material effect on its results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"). Implementation of SFAS No. 128 is required for the periods ending after December 15, 1997. The standard establishes new methods for computing and presenting EPS and replaces the presentation of primary and fully-diluted EPS with basic and diluted EPS. The new methods under this standard are not expected to have a significant impact on the Company's EPS amounts.

                                   BUSINESS

THE COMPANY

  Peapod is the leading interactive, online grocery shopping and delivery company and a provider of targeted media and research services. Founded in 1989, Peapod believes it is the only company currently providing an integrated, comprehensive service designed to address the distinct needs of online consumers, grocery retailers and consumer goods companies. Peapod's "Smart Shopping for Busy People" solution provides consumers with time savings and convenience through a user-friendly, highly functional virtual supermarket, and personalized shopping, delivery and customer services. By establishing a relationship with the Company, grocery retailers gain access to Peapod's online sales channel. This channel is designed to enable the retailer to gain incremental revenues and profits by capturing an increased share of the purchases of existing customers and by attracting new loyal customers. Peapod provides consumer goods companies with a forum for targeted interactive advertising, high-impact electronic couponing and extensive product research by linking together members from multiple markets into a national online network and collecting substantial data regarding members' motives, purchasing behavior and demographics.

  Peapod's proprietary technology is central to its business model. Peapod's sophisticated customer interface enables its members to shop at home or at work in a personalized manner with the benefit of more extensive product and price information than is otherwise practically available. In addition, Peapod's systems efficiently link with its retail partners' systems, providing real-time pricing and promotional information to its members. Peapod has designed its fulfillment management applications on the basis of many years of picking, packing and delivering grocery orders to incorporate operating methods that are cost-efficient and ensure high quality. Peapod's database creates extensive member profiles by collecting data from multiple sources, including online shopping behavior, purchase histories, online attitudinal surveys and demographic data that it may purchase from other parties. On the basis of this data, Peapod's proprietary targeting engine delivers customized, one-to-one advertising and promotions.

  The Company believes that its proprietary technology and operating experience provide it several competitive advantages. Peapod's technology integrates the complex requirements of online shopping, grocery retailing and fulfillment, and interactive marketing, which enables Peapod to derive revenue from consumers, grocery retailers and consumer goods companies. The Company's technology and operating processes for shopping, packing and delivering products, as well as its customer support capabilities, have been refined over its years of experience to be efficient and ensure high levels of customer service. The Company believes that it can gain first-mover advantages by quickly expanding its metropolitan markets and service areas, aggressively increasing membership and order volume and building operating scale.

  Peapod's success to date is built upon the high-quality and personalized service of its "Smart Shopping for Busy People" solution. Peapod's membership base has more than tripled since January 1, 1996. As of March 31, 1997, Peapod had 43,200 members and offered its online grocery service in six metropolitan markets: Chicago, San Francisco/San Jose, Columbus, Boston, Houston and Atlanta. Peapod opened in Dallas and Austin in May 1997.

INDUSTRY TRENDS

  Interactive grocery services is an emerging business category that represents the convergence of three significant industries: online commerce, grocery retailing and interactive marketing services.

  Online Commerce. In recent years, a growing number of users have conducted an increasing amount of commerce over new interactive media, including online services offered via proprietary networks and the Internet. International Data Corporation ("IDC") estimates that the number of U.S. households subscribing to proprietary and Internet online services will grow from over 14 million in 1996 to over 42 million in 2000. IDC estimates that the total value of goods purchased over the Web grew from $318 million in 1995 to an annualized run rate of $5.4 billion in December 1996, and is expected to reach $95 billion by the year 2000. The emergence of these new interactive media is driving the development and adoption of content and commerce applications that offer convenience and value to consumers, as well as unique, cost-effective marketing opportunities to businesses.

  Grocery Retailing. The U.S. retail supermarket business represented approximately $311.7 billion in revenues in 1995, according to Progressive Grocer's 1996 Marketing Guidebook. Recent sales growth in the industry has only slightly exceeded inflation, while competition is intense and margins continue to be narrow. At the same time, consumers are increasingly time constrained and searching for conveniences to make their daily living easier. A 1995 survey by Andersen Consulting suggests that approximately 30% of consumers would pay a service fee for information, electronic ordering, such as by computer, fax or phone, and grocery delivery services.

  As a result of these factors, supermarket operators are searching for innovative ways to differentiate their stores through additional consumer services, while at the same time seeking opportunities to enhance their profits. Many such operators are implementing or beginning to experiment with online shopping and home delivery. A survey of supermarket operators cited in a September 1995 Supermarket Business estimated that supermarket home shopping sales are minuscule, but would represent approximately 5.5% of total grocery sales by the year 2000. However, many grocery retailers recognize that creating an online grocery shopping and delivery service lies outside their traditional expertise.

  Marketing Services. The Company believes that national advertising expenditures by consumer packaged goods companies in 1995 were approximately $14 billion. IDC estimates that interactive advertising spending will grow from $280 million in 1996 to $2.3 billion by the year 2000. The Company believes that services that are able to target consumers with personalized advertising, and offer precise feedback on the impact of advertising, will have a competitive advantage in the interactive advertising market.

  According to NCH Promotional Services, companies spent approximately $6.5 billion in 1994 on free-standing insert ("FSI") coupon programs. Coupon promotion programs are an important means for consumer goods companies to generate additional demand for their products, but these coupon programs are expensive with a substantial portion of the expenditures consisting of distribution and handling costs. Furthermore, coupons reach the consumer through a variety of channels and generally not at the time the consumer is shopping. Due to the largely anonymous nature of coupon programs, it is difficult to target their use and measure their effectiveness.

  The total market for information and research regarding consumer goods was estimated to generate approximately $4.5 billion in revenues in 1995, according to The Veronis, Suhler & Associates Communications Industry Forecast. Consumer packaged goods manufacturers have historically gathered much of their market information regarding consumer purchase behavior from scanner data. Because scanner data generally captures only product movement without association with particular purchasers, it has limited utility as a tool for measuring consumer purchase intent or as a basis for targeted marketing. Many retailers have implemented loyalty card programs. However, such programs capture varying degrees of information about particular purchasers and products. Because of the lack of uniform practices, consumer goods companies generally find it impractical to utilize such information for national promotional programs.

THE PEAPOD SOLUTION

  By attracting loyal consumers through its compelling online shopping system and high-quality, personalized service, Peapod opens a valuable new sales channel to its grocery retail partners and constructs a national online network in order to offer superior interactive media and research services to consumer goods companies.

  For the consumer, Peapod provides "Smart Shopping for Busy People" through a user-friendly, highly functional virtual supermarket and personalized shopping, delivery and customer services. With Peapod, members are able to avoid the hassles typically associated with grocery shopping. Rather than driving to the store and waiting in check-out lines, members shop at any time of the day or night with their personal computers, and schedule delivery or pick-up at a convenient time. In addition, members can choose among a variety of shopping methods, including browsing the aisles, conducting word or category searches, and using personal lists of frequently-purchased items. In order to enable the consumer to shop "smarter" and more efficiently, Peapod makes available, at the member's fingertips, up-to-date product information, including product availability, pricing and promotions, and keeps a running online tally of the member's bill. In addition, Peapod's database contains detailed nutritional information on grocery products. As a result, members can sort items in any product category by a wide variety of variables, such as pricing information, sale items, kosher and nutritional content (e.g., fat, calories, cholesterol and sodium). Peapod provides further service to its members in the form of electronic and telephonic member support and technical assistance and honors "The Peapod Promise," a guarantee of superior service and satisfaction with each order. See "--Peapod Services--Consumer Services."

  For the retailer, Peapod provides its online sales channel, which is designed to enable retailers to increase incremental revenues and profits by capturing an increased share of the grocery purchases of existing customers and by attracting new loyal customers. For example, in Chicago, the Company believes that a majority of the grocery revenue generated by Peapod is incremental to Jewel/Osco. The Company believes that the average order size is five to six times the average in-store order size. Although members may not, in the aggregate, be purchasing more consumer goods for their households, Peapod believes that they purchase household and other goods from Peapod's retail partners that they historically had purchased elsewhere. The Company believes that retailers are also attracted to Peapod because of the retailer's prospects for generating revenue growth without large investments in real estate. In addition, Peapod's systems and employees provide constant feedback to retailers on out-of-stock inventory and the quality of perishable items. Moreover, Peapod's interactive marketing capabilities allow the retailer to experiment with creative merchandising and promotions and execute local marketing strategies. See "--Peapod Services--Grocery Retailer Alliances."

  For the consumer goods company, Peapod provides a forum for targeted interactive advertising, electronic couponing and extensive product research by linking together members from multiple markets into a national online network and collecting substantial data regarding members' attitudes, purchasing behavior and demographics. Peapod's systems capture exposures, mouse clicks, redemptions and sales and can report that information to consumer goods companies for complete reporting of the impact of a marketing program. In addition, Peapod's growing membership base has an attractive demographic profile which is difficult to reach through other direct-response media channels. Approximately three-quarters of Peapod's members are upper middle class and approximately three-quarters are women. By contrast, Cyber-Atlas recently estimated that women comprised 32% of Internet users in 1996. See "--Peapod Services--Interactive Marketing Services."

  As of March 31, 1997, Peapod offered its online grocery service in six metropolitan markets, and conducted delivery operations from 41 fulfillment centers covering 5,057,000 households, or approximately 5% of U.S. households. As of such date, Peapod's service areas encompassed approximately 1,607,000 households in Chicago, 851,000 households in San Francisco/San Jose, 389,000 households in Columbus, 1,224,000 households in Boston, 907,000 households in Houston and 79,000 households in Atlanta. Peapod opened in Dallas and Austin in May 1997, and has significantly increased its Atlanta service area.

GROWTH STRATEGIES

  The Company's objective is to substantially expand its online grocery shopping channel in the United States and to be a preferred venue for national and local online marketing programs and research for consumers goods companies. The Company's growth strategies include the following:

  Build Peapod Brand Identity and Awareness. The Company intends to build brand identity through the functionality, quality, convenience and value of the services it offers. Peapod also intends to aggressively market its services, through promotions and advertising, as a means to further establish brand name recognition.

  Provide a Superior Member Experience. The Company is committed to providing its members with a superior experience in all aspects of its services. The Company's "Smart Shopping for Busy People" solution provides members with user-friendly, highly-functional and cost-effective shopping tools, convenient delivery and pick-up services with "The Peapod Promise" of superior service and satisfaction, and a host of customer support and other services designed to ensure member satisfaction. This enables Peapod to attract new members, retain existing members, increase member usage, and increase its share of members' household purchases.

  To better serve consumers, Peapod gathers consumer preference information on individuals. As Peapod learns more about its members from this information over time, it plans to develop more personalized services to individual members to enhance member loyalty.

  Expand into New Geographic Markets and Further Penetrate Existing Markets. The Company plans to increase revenues and realize economies of scale by aggressively expanding into new metropolitan markets and increasing penetration in existing markets. From January 1, 1996 through March 31, 1997, Peapod more than tripled its membership base to 43,200 by further penetrating its existing markets. In addition, beginning in September 1996, the Company opened five new markets in Columbus, Boston, Houston, Atlanta and Dallas, and expects to open in Austin in June 1997. When determining new markets in which to expand, the Company considers numerous factors, including size, population density, prevalence of personal computer users, demographic composition, market conditions, the availability of a major, high-quality grocery retailer, as well as other general economic factors. Peapod currently intends to focus primarily on the top 40 metropolitan markets in the United States. The Company believes that it can achieve competitive advantages in its various markets as the first mover to build a substantial online membership base and operating scale. To take advantage of economies in fulfillment and advertising, Peapod plans to penetrate its markets quickly by opening multiple fulfillment centers in each of its new metropolitan markets.

  Peapod believes that substantial opportunities also exist to increase membership and orders in existing markets. In late 1995, Peapod initiated its first major marketing program, which included radio and newspaper advertising. Since that time, Peapod's Chicago membership base has increased 236% and its order volume has increased 161%. The Company has expanded this marketing program into other markets and is currently testing television advertising in Chicago.

  Build Interactive Marketing Services; Leverage Database. Peapod has pioneered, in partnership with consumer goods companies, innovative interactive marketing services consisting of advertising, promotion and market research services. Peapod intends to continue using the combination of its database and online shopping channel to create new products and services tailored to its interactive marketing clients. As Peapod's membership increases, the Company believes that consumer goods companies will increasingly view Peapod's interactive membership services as a powerful advertising venue as well as a valuable, cost-effective research tool. The Company has a relationship with The M/A/R/C Group, a national marketing research organization, to develop and market custom and syndicated research applications to bring the value-added research benefits of Peapod to consumer goods companies.

  Work with Retail Partners in Evolving Retail Model. Peapod has developed a range of technical, management and fulfillment services which can be adapted to meet a retail partner's needs and Peapod's marketing strategies. The Company has begun assisting its retail partners in expanding their role in the fulfillment of member orders. For example, under Peapod's fulfillment partners program in Houston, the shopping, packing, and delivery services for members are provided by employees of the retail partner. Peapod has initiated efforts to license its technology to retailers on an international basis and in select U.S. markets.

  Peapod also intends to work closely with its retail partners in evolving the product distribution and order fulfillment model in order to reduce costs, improve quality and enhance volume scalability. For example, Peapod currently is developing hand-held scanning technology for the order picking and packing functions and is working with its retail partners to develop specialized distribution centers to lower distribution channel costs and to improve profitability and quality of distribution for its retail partners. Future cost savings may enable Peapod to lower charges to members, thereby further increasing the attractiveness of the Peapod service to new and existing customers.

  Leverage Peapod's Membership and Technology into Other Online Services. The Company intends to create additional online stores by establishing relationships with non-grocery retailers to offer services and products that appeal to Peapod's membership base, support its "Smart Shopping for Busy People" solution and offer Peapod meaningful co-marketing and other revenue opportunities. These offerings are expected to enhance

Peapod's member data profiles and expand the interactive marketing services opportunities available to the Company. In addition, Peapod believes that its systems, including the end-user interface and database engines, are the most advanced systems available for high-volume, online shopping transactions. Peapod believes that its general expertise, in conjunction with the attractive demographic profile of its membership base, may be valuable in a variety of online shopping contexts. Peapod recently entered into contracts with Geerlings & Wade, Inc., a national direct marketer of premium wines, and Firefly Greetings, L.L.C., a provider of personal greeting cards and other specialty products. Under these contracts, Peapod will create online stores through which its members can shop utilizing customized versions of the Peapod shopping application. These companies have agreed to pay Peapod development, management and transactional fees. The Company has commenced development work with respect to these online store projects and plans to introduce these new services in connection with the release of the next version of the Peapod software. See "Technology--Proprietary Consumer Software." The Company further intends to make its broader "Smart Shopping for Busy People" service accessible on a national basis via the Internet.

PEAPOD SERVICES

 Consumer Services

  Peapod's "Smart Shopping for Busy People" solution provides consumers with time savings and convenience through its user-friendly, highly functional and information-rich virtual supermarket and personalized shopping, delivery and customer services. Peapod's online programming allows members to shop any time of day or night, schedule delivery or pick-up and submit their orders electronically. Members register for Peapod online via software downloaded directly from Peapod's Web site (http://www.peapod.com) or obtained on a free installation diskette available through direct mail or upon telephone request (1-800-5-Peapod).

  Peapod is accessible through a proprietary dial-up network or the Internet. Its shopping system is highly functional, offering members a variety of shopping methods and productivity tools to create a shopping experience based on each member's personal preferences. Peapod members can shop by browsing aisles (moving logically from general product category to individual items), using one or more personal lists (containing compilations of frequently-purchased goods which can quickly be reviewed and considered for purchase), or conducting word searches based on brand or product category (which is particularly helpful for coupon redemption or purchasing recipe ingredients). Through the use of these tools, members can place desired items into a "virtual" shopping basket. In addition, members can provide personal shopping instructions on any individual item, such as ripeness of fruit or substitution preferences for out-of-stock items, or send comments or questions to Peapod, the grocery retailer or a specific consumer goods company.

  The Peapod "Smart Shopping" software also contains information and functions which the Company believes improve the quality of the shopping experience. Members can sort items in any product category by a wide variety of variables, such as pricing information, sale items, kosher and nutritional content (e.g., fat, calories, cholesterol and sodium). The Company maintains pricing and merchandising links with its retail partners, which enable prices, sales and promotions to be updated on a real-time basis to reflect accurate information from the member's local fulfillment center. Peapod's user interface easily accommodates a variety of media displays, such as electronic coupons and information modules, which support cost-savings and "smart shopping." The Company believes that its customer interface provides the most functional interactive online shopping service currently available.

  Prior to submitting an order, a member selects a payment method and a convenient delivery time period. Peapod carefully manages the number of deliveries in each period to avoid service problems that could result from over-scheduling. Peapod centrally collects each order and electronically transmits it to the location where the order is filled. To streamline the picking process, orders are organized according to the layouts in each fulfillment center. Shopping specialists collect the ordered goods, including fresh produce selected by specially-trained produce shoppers, and meat, fish and delicatessen items that are custom selected by the retailer's own experts. Shopping specialists also provide a quality check on prices and discounts, and review personal instructions specified by the member, including substitution preferences for out-of-stock items. Packers organize and store goods prior to delivery, and a driver delivers the goods, ensures customer satisfaction and collects non-electronic payment and paper coupons. Drivers use their own vehicles or vans leased by Peapod.

  Although Peapod shops, packs and delivers the majority of its orders, the Company is actively developing a range of service options that meet the varying needs of its members. For example, the Company has recently begun to offer in its Houston market a "drive-through pick-up" option which reduces the cost to members and creates additional scheduling flexibility by allowing members to pick up their own orders. The Company plans to incorporate this option in existing and future markets.

  The Company makes "The Peapod Promise," the guarantee of superior service and satisfaction with each order, to all members. Peapod monitors member satisfaction through the continuous, closed-loop communication and accountability designed into its program. Peapod believes that it is able to provide superior, personalized service by monitoring member orders, from sign-on and order placement through delivery and payment, and by providing numerous points of electronic, telephonic and personal communication to its members throughout the process. Peapod also believes that providing high-quality technical support and customer service is an important element of the value it provides to its members. Accordingly, Peapod offers members free technical support and toll-free customer service seven days per week.

  To increase the efficiency and quality of the consumer services its offers, Peapod has developed a detailed set of field operating standards and procedures. The Company supports these standards and procedures through extensive employee training and incentive programs. The Company has carefully prepared and documented its employee training programs, and developed incentive plans to provide employees with recognition for consistently superior performance at each level of its operations. "Peapod University" is the Company's training program for all fulfillment personnel of the Company and certain of its retail partners. Shoppers, packers, drivers and managers undergo hours of formal training, and a separate program is conducted for produce shoppers to provide expertise in ensuring produce quality and freshness.

  Peapod's typical members are females between the ages of 30 and 54, households with children, dual income households and other busy people. The income levels of Peapod's membership base cover a wide range, with a median income exceeding $60,000 per year. The average Peapod order is $110 which the Company believes is five to six times the in-store average. Since 1995, the Company has retained two-thirds of its members on an annual basis. This retention data is based on a limited operating history and reflects primarily experience in the Chicago market as well as a variety of promotion and pricing policies. This historical data is not necessarily indicative of future retention rates.

  As of March 31, 1997, Peapod had 43,200 members and offered its online grocery service in six markets: Chicago, San Francisco/San Jose, Columbus, Boston, Houston and Atlanta. Peapod opened in Dallas and Austin in May 1997.

 Grocery Retailer Alliances

  Peapod's ability to offer online shopping and delivery services to consumers depends on its product sourcing, fulfillment and marketing arrangements with grocery retail partners. Peapod enters into a contract with a single major supermarket chain in each of its metropolitan markets. Peapod strives to choose retail partners that have a reputation for high-quality and the ability to support aggressive marketing efforts for the service. The Company's current retail partners include three of the five largest national supermarket chains. Its retail partners are: in Chicago, Jewel/Osco (a division of American Stores Company); in San Francisco/San Jose, Safeway, Inc.; in Columbus, The Kroger Company; in Boston, The Stop & Shop Supermarket Company; in Houston, Dallas and Austin, Randalls Food & Drug Inc.; and in Atlanta, Brunos, Inc.

  Peapod strives to be the solution of choice for online shopping and fulfillment services by offering varying levels of service and support depending on the particular grocery retailer's needs. In all cases, Peapod provides its online shopping systems, including the application and the system hosting and network management services necessary to operate the service. The Company also implements its proprietary merchandising link which allows retailers to electronically transmit to Peapod, on a real-time basis, product and pricing changes. Peapod's proprietary database of over 40,000 products, including product descriptions and detailed nutritional information incorporates the retailers' branded or regional products. Peapod further offers its management expertise, operating processes and systems relative to fulfillment operations. These operations are complex due to high transaction volumes, a large part-time workforce and the requirements for high levels of customer service. Peapod further provides retailers with transaction processing, electronic billing, collection services and customer service for the online consumer. Retailers also benefit substantially from Peapod's expertise in the marketing strategies and programs that are effective in acquiring and retaining online grocery shopping members and from the centralized call center that Peapod operates to provide member support and technical assistance. Peapod believes that it is able to offer grocery retailers a superior online shopping channel at a total cost that is significantly less than would be required for a retailer attempting to develop and manage its own service.

  Peapod currently offers retailers several flexible programs. For example, Peapod offers its most comprehensive services under its full service program, which Peapod currently operates for its retail partners in the Chicago, San Francisco/San Jose, Columbus, Boston and Atlanta markets. Under this program, Peapod employees perform complete fulfillment services, including shopping, packing and delivering groceries. Peapod's retail partners provide access to their retail stores within a particular metropolitan area for use as fulfillment centers. Each fulfillment center serves members within its immediate vicinity. In the partners fulfillment program, which Peapod currently operates in its Houston, Dallas and Austin markets, the shopping, packing and delivery services for members are provided by the retailer's employees, who are recruited, trained and managed by Peapod field management staff. The Company also expects that it will make available to select retailers, through its Split Pea Software division, a non-exclusive licensing and system management program. Under this program, Peapod would provide software, hosting and network management services, while the retailer would manage, under a private label, the marketing, fulfillment, transaction processing and customer service components. Peapod anticipates that the differing requirements of grocery retailers will require it to continue to be flexible in its service offerings.

  Under its retail agreements, the Company's retail partners generally pay the Company various fixed and transaction-based fees and provide annual marketing support to the Company which is used to advertise and promote the Peapod service. A number of these agreements are terminable prior to expiration by either party with short notice, but in some cases the retail partner must pay a substantial termination fee to Peapod. Jewel/Osco was the Company's original retail partner and served as a test fulfillment center in 1990. Peapod's Chicago market, serviced through the Company's agreement with Jewel/Osco, accounted for approximately two-thirds of the Company's revenues in 1996 and approximately one-half of its revenues in the first quarter of 1997. Due to the addition of four new retailers since September 1996 and the Company's planned expansion, the Company expects the percentage of revenues derived from the Chicago market to decline.

 Interactive Marketing Services

  Peapod's software is designed to easily accommodate a variety of media and promotional events, and is supported by a database containing extensive information about the shopping behavior and preferences of its members that the Company believes is not readily available from other sources. This has enabled Peapod to pioneer, in partnership with consumer goods companies, innovative interactive marketing services that consist of advertising, promotion and market research services. The Company commenced offering interactive marketing services in late 1995 and currently has agreements to provide interactive marketing services to a number of national consumer goods and service companies, including Anheuser-Busch, Incorporated, Bristol-Myers Squibb Company, Frito-Lay, Inc., The Gillette Company (USA) Inc., Helene Curtis, Inc., Kellogg Company, Kraft Foods, Inc., Nestle U.S.A., Inc., Novus Services, Inc. (Discover Card), Ore-Ida Foods, Inc., Ralston Purina

Company, The J.M. Smucker Company and Tropicana Products, Inc. Consumer goods companies and other users of interactive marketing services are attracted by the appealing demographic profile of Peapod's membership base and the capabilities of Peapod's integrated database and medium. Peapod offers a medium that can reach this captive audience more directly and that the Company believes will increase in value as Peapod's membership base expands.

  Peapod's database and membership profile, in conjunction with its proprietary targeting engine, enable it to deliver highly-targeted, one-to-one advertising and promotion, such as electronic couponing, as well as conduct cost-effective, high-quality marketing research. See "--Technology." Peapod's systems provide total accountability for every marketing event executed on the Peapod system so that exposures, mouse clicks, redemptions and sales are all captured for complete reporting of the impact of a marketing program. The accurate and comprehensive marketing feedback is a valuable tool for consumer goods companies for pre-testing and refining marketing programs for execution in more traditional media.

  The Company can also provide consumer goods companies with improved research and data products. Peapod believes that the nature of its database, which maintains extensive and detailed data tied to individual purchasers, enables it to provide improved research and data products without the high cost of traditional research. Additionally, Peapod's captive audience allows the Company to create and maintain highly-targeted research panels at a cost the Company believes to be substantially lower than the consumer panels of current research firms.

  The following are examples of interactive marketing services provided by
Peapod:

  Banner Advertising. The standard Peapod advertising unit is a banner or half-banner ad that runs in the product's home screen and other high-traffic areas. Because the banner ad includes a direct link to the brand's online shelf location or information module, a member can quickly purchase the advertiser's product.

  Enhanced Content Advertising. Peapod's flexible format allows additional content in the form of an information module to be added to more fully explain, in an exciting interactive format, the many uses of an advertiser's products. For example, a major national consumer goods manufacturer sponsors an interactive recipe planning module that promotes usage of the sponsor's brand ingredients and allows automatic addition of these ingredients to the member's "virtual" shopping basket. A Peapod member can review a menu of time-saving topics, select and view a list of recipes, examine individual recipes containing the sponsor's products and then quickly purchase those products as part of the member's grocery order. Through this program, the sponsor is able to provide helpful information to consumers at the time purchase decisions are being made. In addition, the sponsor can test which recipes are viewed by members and which ones result in incremental sales.

  Electronic Couponing. Peapod's database and membership profile enable it to deliver highly-targeted, one-to-one promotion programs such as electronic coupons. These programs can be offered to all users or targeted to specific members, such as consumers of competing products. Furthermore, the electronic coupons eliminate much of the printing, distribution and expense normally associated with paper coupons.

  Stimulus-Response Testing. Through Peapod's stimulus-response testing, a consumer goods company can accurately target communication and promotion programs, such as those described above, in innovative ways, thereby generating research data that would be difficult to otherwise obtain. Stimuli (i.e., incentives) can be delivered online with subsequent purchase behavior among test and control households tracked to calculate a return on investment for the sponsor's program. Through such a program, a consumer goods company can discover, among other things, how much incentive is needed to draw customers away from the competition and which tactics can maintain or increase purchases of the brand by current customers. Consumer goods companies can use this methodology to test alternative coupon events and tie-in promotions (e.g., offering a free jar of jelly with the purchase of several loaves of bread) as well as point-of-sale, direct mail and FSI promotion programs, and new product concepts. For example, sponsors have tested the impact of delivering an everyday-low-price message exclusively to consumers planning on buying competitive brands. In another example, a sponsor experimented with innovative media placements. This sponsor created a virtual display including an electronic coupon program for a personal care product in the high-traffic Peapod produce aisle, a placement that would have been difficult to implement in a traditional retail environment. This placement led to a substantial increase in use of this product by Peapod members.

  Information Research Services. The Company has a relationship with The M/A/R/C Group, a national marketing research organization, to develop and market custom and syndicated research applications to bring the value-added research benefits of Peapod to consumer goods companies. Customers for such research products include ConAgra, Inc., Johnson & Johnson and Procter & Gamble Co. A custom online survey tool has recently been developed that the Company believes will allow qualitative, attitudinal insights from highly-targeted consumer groups to be gathered quickly and efficiently, and linked to data on shopping behavior.

  The Company is also developing, in conjuction with The M/A/R/C Group, syndicated research tools by utilizing Peapod's membership pool. The first such report is entitled Online vs. In-Line and identifies the characteristics and motives of online shoppers. Peapod believes that the nature of its database, which maintains extensive and detailed data tied to individual purchasers, enables it to provide improved research and data products without the cost of scanning and demographic research. Additionally, Peapod's membership base allows the Company to create and maintain highly-targeted research panels at a cost the Company believes to be substantially lower than the consumer panels of current research firms.

  To date, substantially all of Peapod's interactive marketing sales have been made through sponsorship agreements under which the Company provides a variety of bundled interactive marketing products and services. In 1997, the Company began offering individual interactive marketing services such as banner ads and electronic coupon programs on a shorter-term basis, in a manner more similar to typical advertising and promotion programs.

TECHNOLOGY

  Proprietary Consumer Software. Peapod's consumer software is based upon a three-tiered architecture, which positions Peapod at the forefront of Internet computing. The first tier, the client layer, resides on the member's computer. The client layer utilizes instructions from the application server in order to create the user's interface, run the application, and return input to the Peapod server. The remaining tiers, the application and the database, are centrally maintained and manage all of the logic and data associated with the Peapod application, including members' personalized shopping lists.

  Peapod believes that there are many advantages of its proprietary "thin client" architecture. First, Peapod believes that its overall application performance is strong relative to other consumer network applications with comparable levels of interactivity. A key factor in the performance of a network application is the utilization of the generally narrow bandwidth connection between the consumer's computer and the server, whether via the Internet or direct dial-up. Peapod makes efficient use of this bandwidth by performing certain processing on the member's computer and by exchanging only application-relevant information between a member's computer and the Peapod server.

  Peapod also believes that its three-tiered architecture offers a high degree of scalability. Efficient interaction between the Peapod server and the member's computer and client-side processing of certain application activities reduce the processing requirements of Peapod's servers. In addition, the partitioning of the application and the database enables Peapod to isolate and optimize the differing processing requirements of these layers. As the Peapod membership base grows and the number of simultaneous users increases, Peapod can integrate additional application servers without impacting the rest of the application architecture.

  Peapod's "thin client" architecture also provides Peapod with a great deal of application functionality and flexibility. Because the application logic and data is maintained centrally, Peapod can dynamically change much of the content and appearance of the consumer software without having to modify the client software on the member's computer. For example, during 1996, Peapod introduced Internet e-mail features to its members without any related modifications to the client software residing on members' computers. The centralized application logic and data also enables Peapod to present interactive marketing events or to customize the appearance of the application among individual members. See "--Proprietary Targeting Engine."

  The next version of the Peapod software, Version 5.0, will be based on Microsoft's ActiveX technology and will be designed to offer an even greater level of integration with the Web. For example, Peapod will be able to incorporate Web site content, such as HTML documents or Shockwave animated images, into its consumer interface. An interactive marketing client, for instance, might choose to directly link its Peapod advertising and promotion activity with its other Web presences. Additionally, as new consumer technologies emerge and mature, such as Sun's Java programming language or inexpensive Internet appliances, Peapod can quickly adapt its consumer software to support those platforms.

  Access. The software may be downloaded to the member's computer via the Internet or from a Peapod diskette. Members can then access the Peapod servers via direct dial-up or the Internet. The Peapod client software currently supports both the Microsoft Windows and Macintosh user platforms.

  Proprietary Targeting Engine. One key attribute of the Peapod application is its ability to target various forms of redeemable content, such as advertisements, electronic coupons, online surveys and product samples, to various members based on a range of defined criteria. Peapod has developed the Universal Event Processor, a flexible, high-performance database application, to manage the targeting and redemption of these events. The flexibility of this targeting and redemption capability enables Peapod to offer sophisticated advertising and market research services to its consumer goods and retailer clients. For example, Peapod can target an electronic coupon with varying redemption values to different sets of members with similar purchasing attributes in order to measure the relative effectiveness of the incentives. See "--Interactive Marketing Services."

  Business Support Applications. Peapod has designed and integrated several business support systems with its shopping application in order to facilitate the administration of the Peapod services. The Peapod fulfillment management applications, installed at each of Peapod's fulfillment centers, enable Peapod field operations managers to access and print member orders according to store layout, manage delivery time availability and update the store-specific product offerings. The Peapod accounting systems provide for the billing, processing and collection functions associated with the transactions on the Peapod service, including an electronic link of the processing of member credit card payments and funds transfer. The member services and technical support systems provide Peapod's telephone representatives with real-time access to customer information, including order and online activity information, allowing for responsive service to the various member needs. The next release of the fulfillment management applications is being designed to incorporate hand-held scanning technology to enhance and streamline the order picking and packing functions and electronically integrate the actual member order with the Peapod accounting systems.

MARKETING AND PROMOTION

  Consumer Marketing. Until September 1995, Peapod relied largely on word-of-mouth and point-of-purchase displays for member acquisition. Since that time, Peapod has initiated promotional plans focused on radio and newspaper advertising, direct mailings of starter kit diskettes and a variety of other programs. The Company is testing television advertising in the Chicago market. Much of Peapod's advertising is conducted on a cooperative basis with the Company's retail partners, with both parties contributing financial and management resources to member acquisition programs. In building consumer awareness of its service, especially in newer areas, Peapod's advertising focuses on co-branding its service with the name recognition of its retail partners.

  The Company's marketing objectives include, in addition to member acquisition, increases in member usage, grocery order size and member retention. Peapod has recently implemented several marketing programs offering free gifts and service discounts to select members, and anticipates that it will test a number of other incentives in an effort to increase member usage and grocery order size. Additionally, Peapod intends to develop member management programs designed to reward its loyal members and improve the experience of its new members. The Company believes that over time the extensive database and one-to-one marketing capabilities of its online system will provide it with opportunities to tailor its services to the unique needs of its members, and thereby improve membership satisfaction.

  Retailer Marketing. The Company seeks to identify, and enter into an agreement with, a high-quality grocery retailer in each of its metropolitan markets. The Company has a separate sales and client service function that focuses on securing relationships with grocery retailers. Senior management, field management personnel and employees in other functional areas are involved in providing ongoing corporate support to its retail partners. Examples of support include, in addition to field operations management, production of periodic out-of-stock reports indicating stocking problems in specific stores, cross-functional planning for new market and fulfillment center openings, and general management of Peapod's relationship with its grocery retail partners.

  Interactive Marketing Services. Peapod's interactive marketing services personnel provide sales and client service support to consumer goods companies and other advertisers. In 1996, the Company entered into an alliance with ActMedia, Inc. ("ActMedia"), a subsidiary of Heritage Media Corporation, pursuant to which ActMedia is selling certain media and promotional products on Peapod's behalf to ActMedia's packaged goods clients. In addition, the Company has a relationship with The M/A/R/C Group, a national marketing research organization, to develop and market custom and syndicated research applications to bring the value-added benefits of Peapod to consumer goods companies. Peapod also has alliances with certain other interactive advertising agencies to assist Peapod in its sales efforts. Peapod also advertises its services in trade publications.

COMPETITION

  The grocery retailing market is extremely competitive. The Company competes with a number of providers of grocery products and services, including traditional grocery retailers, other interactive or Internet-based grocery providers, and providers that fulfill orders obtained via telephone or facsimile. The Company also competes with many other companies that seek to implement advertising, promotions and research programs for consumer goods companies. Many of the Company's competitors are larger and have substantially greater resources than the Company. In addition, the Company believes that this competition will intensify as more grocery retailers, online marketing services and information services companies seek to offer services in competition with the Company.

  Companies operating in the electronic (computer, facsimile or phone) grocery shopping and delivery business compete on several factors, including the ease of use, functionality and reliability of the shopping and ordering system, product selection, price, the reliability and professionalism of delivery operations and other customer services, and general brand awareness. The Company has not experienced significant competition to date from other electronic grocery and delivery services in any of its markets, other than Boston where several less expensive, warehouse-based delivery services have recently emerged. In competing against such services Peapod emphasizes its user-friendly and functional online shopping system, its substantially greater product selection, and the brand awareness being generated through its cooperative marketing efforts with its retail partner.

  The Company believes that most large grocery retailers will initiate online shopping and delivery programs over time due to the large potential size of this online sales and distribution channel, as well as the retailers' need to defend their traditional customer base. Additionally, new retailers are likely to emerge with warehouse-based distribution models in an attempt to lead the development of the new channel. Although Peapod would like to form alliance relationships with many of these grocery retailers, and believes that its offerings are superior to those of other existing third party shopping service providers, some retailers may choose to develop and operate their own systems. Alternatively, retailers may seek to align with other parties that can develop online software, manage the technology infrastructure or perform fulfillment services. These relationships may, over time, give rise to new and significant competitors for the Company. Further competitors may arise from large technology companies that, in conjunction with grocery retailers or independently, develop online grocery shopping systems. Because of the large capital investments required in order to develop online grocery shopping and delivery systems and to operate the service, the Company believes that large, well-capitalized retailers or technology companies pose the most significant long-term competitive threat.

  With respect to interactive marketing services, the Company competes with many other companies that seek to sell and execute advertising, promotions and research programs to consumer goods companies. This market is extremely competitive and includes advertising and promotional agencies, companies implementing FSI coupon programs and in-store promotions, and traditional consumer product research businesses. These companies also cover a variety of media, including print, television or online. Companies in this market compete on the basis of audience size for media exposure, demographics of the audience, effectiveness in generating sales, quality of research data and analysis, cost, and other factors. The online medium is in the early stages of growth as a forum for advertising, promotion and research. The Company believes that this medium, and in particular online grocery shopping services, offer opportunities to impact sales of consumer products to a greater degree than traditional media and promotions, and to perform higher quality and more cost-effective research. See
"--Interactive Marketing Services."

EMPLOYEES

  As of March 31, 1997, the Company had 225 full-time and 1,075 part-time employees. Substantially all of the part-time employees serve in grocery picking, packing, delivery, and customer support positions. Of the Company's full-time employees, approximately 110 are in field operations, with the remainder in information technology, sales and marketing, and general and administrative functions. None of the Company's employees is represented by a collective bargaining unit. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company's principal offices are located currently in Evanston, Illinois and occupy approximately 13,500 square feet. Peapod intends to exercise its right to terminate its current lease and to move its principal offices to 29,700 square feet of office space in Skokie, Illinois in the summer of 1997. This new lease is scheduled to expire in December 2004 and is renewable for an additional five-year period. The Company also leases office space in Chicago, San Francisco, Columbus, Boston, Houston and Atlanta for terms of between one month and four years, which combined occupy approximately 6,500 square feet.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company believes that its success and ability to compete is dependent upon its proprietary systems and technology. The Company relies on a combination of copyright, trademark and trade secret laws as well as confidentiality agreements and other measures to establish and protect its proprietary rights. The Company does not have any patents. The Company has U.S. registrations for the "Peapod" service mark and associated logos and for Peapod's "Smart Shopping for Busy People" slogan. The Company has registered copyrights, or has applied for copyright registration, with respect to certain of its proprietary software, its Web site and certain marketing materials. While the Company relies on trademark, trade secret and copyright laws to protect its proprietary rights, the Company believes that the technical and creative skills of its personnel, high-quality service standards, continued development of its proprietary systems and technology, and brand name recognition are more important to establish and maintain a leadership position and strengthen its brand.

  As part of its confidentiality procedures, the Company generally enters into agreements with its employees, retail partners and strategic partners and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary rights is difficult. Any misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, results of operations or financial condition. The Company could incur substantial costs in protecting and enforcing its intellectual property. Moreover, the Company may in the future receive notices from third parties claiming the infringement by the Company's software or other aspects of the Company's business. While the Company is not currently subject to any such claims, any future claim, with or without merit, could result in significant litigation costs and diversion of resources including the attention of management, and could have a material adverse effect on the Company's business, results of operations or financial condition.

LEGAL PROCEEDINGS

  The Company is not involved in any legal proceedings that management believes would have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each of the Company's executive officers and directors.

                 NAME                AGE       POSITION(S) WITH THE COMPANY
                 ----                ---       ----------------------------
   Andrew B. Parkinson (1).......... 39  Chairman, President and Chief Executive
                                         Officer and Director
   Thomas L. Parkinson (1).......... 37  Executive Vice President-Chief
                                         Technology Officer and Director
   John C. Walden................... 37  Executive Vice President-Finance and
                                         Business Development
   Timothy M. Dorgan................ 44  Executive Vice President-Interactive
                                         Marketing Services
   John A. Furton................... 33  Senior Vice President-Field Support and
                                         Retailer Services
   Tasso H. Coin (2)(3)............. 61  Director
   Steven M. Friedman (2)........... 42  Director
   Trygve E. Myhren (2)............. 60  Director
   Seth L. Pierrepont (3)........... 46  Director

--------
(1) Messrs. Andrew and Thomas Parkinson are brothers.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Messrs. Friedman, Myhren and Pierrepont were elected directors pursuant to certain agreements between the Company and certain stockholders of the Company. The provisions of such agreements relating to the election of directors are expected to terminate upon consummation of the Offering.

  Mr. Andrew B. Parkinson is a co-founder of the Company and has been its President and Chief Executive Officer and a director since its founding in 1989. Prior to the founding of the Company, Mr. Parkinson held various brand and product management positions with Kraft Foods, Inc. and Procter & Gamble Co. Mr. Parkinson holds a BA in Economics from Wesleyan University.

  Mr. Thomas L. Parkinson is a co-founder of the Company and has been its Executive Vice President-Chief Technology Officer and a director since its founding in 1989. He has had primary responsibility for directing consumer product development and technology research and development since the Company's founding and he is the principal architect of Peapod's software. Prior to founding the Company in 1989, Mr. Parkinson held various field sales and sales management positions with Procter & Gamble Co. Mr. Parkinson holds a Masters in Industrial Design from Pratt Institute and a BA in Design from Wesleyan University.

  Mr. John C. Walden joined Peapod in 1996 as Executive Vice President-Finance and Business Development. He is responsible for the Company's finance, accounting, legal, business development and product management functions. Prior to joining Peapod, Mr. Walden was Director, Media Ventures for Ameritech Corporation where he effected and managed investments in interactive media companies. Mr. Walden served as a director of Peapod in 1995 as Ameritech Corporation's designee. From 1990 to 1994, he held a variety of executive management positions with Storage Technology Corporation, a computer storage system manufacturer, and a predecessor, XL/Datacomp, Inc., a computer distribution company, including Vice President and General Manager, Vice President-Corporate Development and Strategy, and General Counsel. Mr. Walden holds a Masters in Management from Kellogg Graduate School of Management, Northwestern University; a JD from Illinois Institute of Technology, Chicago-Kent College of Law; and a BS in Finance from the University of Illinois.

  Mr. Timothy M. Dorgan joined Peapod in 1994 in his current role. As Executive Vice President-Interactive Marketing Services, Mr. Dorgan is responsible for the overall development and management of the Company's interactive marketing and research services. Prior to joining Peapod, from 1992 to 1994, Mr. Dorgan served as President of Ketchum Advertising-Chicago, a multi-national advertising agency. From 1987 to 1992, Mr. Dorgan was President and Chief Operating Officer of Noble & Associates, an advertising and marketing services firm specializing in food products. Mr. Dorgan holds a BS in Communications from the University of Illinois.

  Mr. John A. Furton is a co-founder of the Company and joined the Company in 1990. Since 1996, he has served in the role of Senior Vice President-Field Support and Retailer Services in which he has responsibility for retailer sales and client services and centralized support for fulfillment operations. Prior to his current position, Mr. Furton was responsible for the Company's fulfillment services as Vice President of Operations. Prior to joining Peapod, from 1986 to 1990, Mr. Furton held various positions in information systems consulting with Kraft Foods, Inc. and Michigan Bell Telephone Company. Mr. Furton holds a BS in Computer Science and Software Engineering from Michigan Technological University.

  Mr. Tasso H. Coin has been a director of Peapod since 1992. He is President of Tasso H. Coin Investment Development Company, a private investment and advisory firm specializing in services for growth companies. Mr. Coin was a founder of the Chicago law firm now known as Cowen, Crowley, Nord & Staub and co-founder of AmBank Financial Services Inc., a bank holding Company. Mr. Coin holds a JD from the University of Iowa, and a BA in Business Administration from Augustana College.

  Mr. Steven M. Friedman became a director in 1996. He is a general partner of Eos Partners SBIC, L.P., an investment partnership, which he co-founded in 1994. From 1988 to 1993, Mr. Friedman was a principal and a general partner of Odyssey Partners L.P., an investment partnership, which he joined in 1983. He is a member of the board of directors of Forstmann & Company, Inc., Eagle Food Centers, Inc. and The Caldor Corporation. Mr. Friedman holds an MBA and a BA from the University of Chicago and a JD from Brooklyn Law School.

  Mr. Trygve E. Myhren became a director in 1995. He is president of Myhren Media, Inc., which invests in and advises media, telecommunications and consumer products companies. He was President and Chief Operating Officer and a director of The Providence Journal Company, a diversified media firm, from 1990 to 1996. From 1975 until 1988, Mr. Myhren was employed by American Television and Communications Corporation, the cable television subsidiary of Time, Inc. (now Time/Warner Cable), and he served as Chairman and Chief Executive Officer from 1981 to 1988. Mr. Myhren was a member of the board of the National Cable Television Association from 1981 to 1991 and served as its Chairman in 1986 and 1987. Mr. Myhren currently serves on the Boards of J.D. Edwards, Inc., Verio, Inc., Founders Funds and Advanced Marketing Services, Inc. Mr. Myhren holds an MBA from the Amos Tuck School at Dartmouth and a BA from Dartmouth College.

  Mr. Seth L. Pierrepont has been a director of Peapod since 1992. Mr. Pierrepont also served as the Company's Director of Marketing during 1993. He is President of Sage Venture Management Incorporated, a private investment and advisory services firm specializing in developing businesses. Prior to founding Sage in 1990, Mr. Pierrepont was a Managing Director of Continental Illinois Venture Corporation. Mr. Pierrepont holds an MBA from Columbia University and a BA from the University of Pennsylvania.

BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Company's Board of Directors. The Board of Directors is presently composed of six directors. Following the Offering, the directors will be divided into three classes with staggered three-year terms (except for the first term of Class I and Class II directors, which will be one and two-year terms, respectively). Messrs. Andrew B. Parkinson and Tasso H. Coin will be in Class I and will stand for election at the annual meeting of stockholders to be held in 1998. Messrs. Thomas L. Parkinson and Seth L. Pierrepont will be in Class II and will stand for election at the annual meeting of stockholders to be held in 1999, and Messrs. Steven M. Friedman and Trygve E. Myhren will be in Class III and will stand for election at the annual meeting of stockholders to be held in 2000. Officers of the Company are elected at each annual meeting of the Board of Directors and serve at the discretion of the Board.

  The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends the compensation arrangements for all officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company (including the grant of stock options). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the internal accounting procedures.

COMPENSATION OF DIRECTORS

  Directors who are officers or employees of the Company do not receive compensation for serving as directors. Non-employee directors receive fees of $1,000 per in-person meeting of the Board of Directors, $500 per telephonic meeting of the Board of Directors lasting more than one hour, $750 per in-person meeting of a committee of the Board of Directors and $375 per telephonic meeting of a committee lasting more than one hour. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees of the Board of Directors. In addition, all directors have been eligible to participate in the Company's Director Unit Purchase Plan under which directors were able to purchase equity interests in the Company at a discount to fair market value. See "Stock Plans--Other Plans."

  In connection with the Offering, the Company has adopted the 1997 Long-Term Incentive Plan. See
"--Stock Plans." Pursuant to this plan, on the date of the closing of the Offering (or, if later, on the date on which a person is first elected or begins to serve as a non-employee director) each non-employee director will be granted a nonqualified option to purchase 15,000 shares of Common Stock which will vest one-third each on the first, second and third anniversaries thereof and, on the date of each annual meeting of stockholders of the Company, each person who is a non-employee director immediately after such annual meeting of stockholders will be granted a nonqualified option to purchase 5,000 shares of Common Stock which will vest on the day prior to the next annual meeting. The per share exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant of such option.

EXECUTIVE COMPENSATION

  Summary Compensation. The following summary compensation table sets forth compensation for services awarded to, earned by or paid for services rendered to the Company in all capacities during the year ended December 31, 1996 by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "Named Executives").

                         SUMMARY COMPENSATION TABLE(1)

                                                ANNUAL            LONG-TERM
                                             COMPENSATION    COMPENSATION AWARDS
                                           -----------------  NUMBER OF SHARES
           NAME AND CAPACITY SERVED         SALARY   BONUS   UNDERLYING OPTIONS
           ------------------------        -------- -------- -------------------
      Andrew B. Parkinson................  $120,000 $ 26,700       10,000
       President and Chief Executive
       Officer(2)
      Thomas L. Parkinson................   120,000   27,330       10,000
       Executive Vice President-Content &
       Consumer Product Development
      John C. Walden.....................   147,115  130,725       30,000
       Executive Vice President-Finance
       and Business Development
      Timothy M. Dorgan..................   115,000   17,466       25,000
       Executive Vice President-
       Interactive Marketing Services
      John A. Furton.....................   104,375   16,301       10,000
       Senior Vice President-Field
       Support and Retailer Services

--------
(1) All other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive for such year.

(2) Mr. Andrew Parkinson's compensation historically has been paid by Old Peapod, the general partner of Peapod LP.

  Option Information. The following table sets forth certain information regarding the option grants made pursuant to the Company's option plans for the fiscal year ended December 31, 1996, to each of the Named Executives.

                         OPTION GRANTS FOR FISCAL 1996

                                                                   POTENTIAL
                                                                REALIZABLE VALUE
                                                                   AT ASSUMED
                                 % OF TOTAL                     ANNUAL RATES OF
                      NUMBER OF   OPTIONS                         STOCK PRICE
                      SECURITIES GRANTED TO                     APPRECIATION FOR
                      UNDERLYING EMPLOYEES                       OPTION TERM(4)
                       OPTIONS   IN FISCAL  EXERCISE EXPIRATION ----------------
NAME                   GRANTED    YEAR(1)   PRICE(2)   DATE(3)    5%      10%
----                  ---------- ---------- -------- ---------- ------- --------
Andrew B. Parkinson.    10,000      3.3%     $7.00     2/5/06   $38,593 $ 95,056
Thomas L. Parkinson.    10,000      3.3       7.00     2/5/06    38,593   95,056
John C. Walden......    10,000      3.3       6.00     6/1/05    33,080   81,477
                        20,000      6.5       6.00     1/1/06    66,159  162,954
Timothy M. Dorgan...    25,000      8.1       7.00     2/5/06    96,482  237,641
John A. Furton......    10,000      3.3       7.00     2/5/06    38,593   95,056

--------
(1) Based on an aggregate of 307,500 shares subject to options granted to employees during fiscal 1996.
(2) Options were granted at an exercise price equal to the estimated fair market value of the Peapod LP partnership units at the date of grant.
(3) The term of each option is generally nine years from the date of grant. However, options may terminate before their expiration dates if the optionee's status as an employee is terminated.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

FISCAL YEAR END OPTION VALUE

  No options were exercised by the Named Executives during the fiscal year ending December 31, 1996. The following tables sets forth for each of the Named Executives, certain information concerning the value of unexercised options at the end of fiscal 1996.

                                     NUMBER OF         NET VALUES OF UNEXERCISED
                                UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Andrew B. Parkinson.........   119,387      14,333     $1,707,986    $135,997
Thomas L. Parkinson.........   129,175      14,333      1,832,768     135,997
John C. Walden..............    41,000      69,000        479,666     840,334
Timothy M. Dorgan...........    41,342      52,166        517,429     590,826
John A. Furton..............   129,450      14,333      1,822,279     135,997

--------
(1) Computed using a share value of $16.00 per share, which is the initial public offering price.

MANAGEMENT BONUSES

  Each of the Named Executives is eligible to receive an annual bonus based on the achievement of individual and corporate goals.

STOCK PLANS

  Long-Term Incentive Plan. In connection with the Offering, the Board of Directors and stockholders of the Company approved the 1997 Long-Term Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the Company may grant incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options. The 1997 Plan also provides for the grant of stock appreciation rights ("SARs"), bonus stock awards which are vested upon grant, stock awards which may be subject to a restriction period or specified performance measures or both, and performance shares. Performance shares are rights, contingent upon the attainment of performance measures within a specified performance period, to receive one share of Common Stock, which may be restricted. A total of 4,300,000 shares of Common Stock, including shares subject to previously outstanding options, have been reserved for issuance under the 1997 Plan, subject to adjustment in the event of a stock split, stock dividend or other changes in capital structure. No grants may be made under the 1997 Plan after ten years after its effective date. Directors, officers and other employees are eligible, as well as consultants, to participate in the 1997 Plan. The maximum number of shares of Common Stock with respect to which options or SARs, stock awards or performance share awards, or a combination thereof may in the future be granted during any calendar year to any participant in the 1997 Plan is 330,000, subject to adjustment in the event of a stock split, stock dividend or other change in capital structure.

  The 1997 Plan will be administered by the Compensation Committee. Subject to the terms of the 1997 Plan, the Compensation Committee is authorized to select eligible non-employee directors, officers and other key employees and to determine the form, amount and timing of each award to such person and, if applicable, the number of shares of Common Stock, the number of SARs and the number of performance shares subject to the awards granted thereunder, the exercise price or base price associated with the award, the time and conditions of exercise, and all other terms and conditions of such award.

  Options granted to employees under the 1997 Plan may be ISOs or nonqualified options. The purchase price of shares of Common Stock purchasable upon exercise of an option will be determined by the Compensation Committee at the time of grant, but may not be less than 100% of the fair market value of such shares of Common Stock on the date of grant. The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which ISOs are exercisable for the first time by the optionee in any calendar year (under the 1997 Plan and any other incentive stock option plan of the Company) may not exceed $100,000. ISOs granted under the 1997 Plan may not be exercised after ten years from the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of any ISOs granted under the 1997 Plan may not be less than 110% of the fair market value of the Common Stock on the date of grant, and the exercise period may not exceed five years from the date of grant. Options granted under the 1997 Plan are not transferable by the optionee other than by will or under the laws of descent and distribution except that, if the optionee dies prior to exercising his option, the estate of the deceased optionee may exercise all options in full until the expiration of one year from the date of death or, if earlier, the termination of the option.

  The Compensation Committee has made grants under the 1997 Plan, effective upon commencement of the Offering, of options to purchase Common Stock to the Named Executives as follows: Mr. A. Parkinson (50,000 shares), Mr. T. Parkinson (50,000 shares), Mr. Walden (100,000 shares), Mr. Dorgan (100,000 shares) and Mr. Furton (50,000 shares). Options for 25,000 shares to each of the Named Executives are ISOs with the remaining options granted to such executives being nonqualified. Each such stock option will have a per share exercise price equal to the initial public offering price (except that the ISOs granted to Mr. A. Parkinson and Mr. T. Parkinson have an exercise price of 110% of the initial public offering price), and will become exercisable as to 25% of such options beginning on the first anniversary of the date of grant, and thereafter ratably on a monthly basis over the next three years, and will expire eight years after the date of grant.

  Employee Stock Purchase Plan. An employee stock purchase plan also has been approved by the Board of Directors and the stockholders of the Company pursuant to which up to 150,000 shares of Common Stock may be purchased by full-time employees who have at least one year of service with the Company. Under this plan, purchases can be made on a quarterly basis at the lower of 85% of the fair market value at the beginning or end of the quarter. Shares so purchased by an employee will not be delivered to the employee (and, consequently, may not be sold by the employee) until the end of the calendar year in which the purchase is made.

  Other Plans. In prior years, Peapod LP adopted certain plans pursuant to which certain executive officers, directors, advisors and employees were granted options to purchase Peapod LP limited partnership units (the "Units"). The Executive Incentive Unit Option Plan and the Bonus Unit Option Plan were adopted in 1993. Options under these plans generally vest over a five-year period and expire eight to ten years from the date of grant. Peapod LP also had Executive Option Purchase Plans covering the years 1992 through 1995; Executive Unit Purchase Plans covering the years 1992 through 1997; and a Director Unit Purchase Plan covering the years

1995 through 1997. Options were granted under the Executive Option Purchase Plans at fair market value as determined by the Board of Directors. Units were purchased under the unit purchase plans at prices which ranged from 80% to 85% of the fair market value of the Units as determined by the Board of Directors. Options purchased under the Executive Option Purchase Plans vested immediately upon the date of grant.

  No additional grants of options or purchases of shares may be made under any of the plans described under "--Other Plans."

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company has entered into employment agreements and severance agreements with each of the Named Executives. The agreements set forth compensation arrangements, including base salaries and minimum targets for annual bonuses. The agreements expire in 2002, and are renewable thereafter for one-year terms. The Company may terminate a Named Executive's employment with or without "cause," as defined in such agreements, and a Named Executive may terminate his employment for any reason, including "good reason," as defined in such agreements. Upon termination by the Company without "cause," or termination by the employee for "good reason," such Named Executive is entitled to severance payments equal to his base salary and bonus for 18 months. In the event there is a "change in control," as defined in the severance agreements, prior to such termination, the Named Exective is entitled to a lump sum severance payment equal to his base salary and bonus for two years, and the vesting of all of such Named Executive stock options will be accelerated so that all such stock options become immediately exercisable. The current annual salary rates under the employment agreements for the Company's Named Executives are as follows: Mr. A. Parkinson $140,000; Mr. T. Parkinson, $140,000; Mr. Walden, $154,500; Mr. Dorgan, $121,900; and
Mr. Furton, $118,450. Under the terms of the agreements, annual salaries may not be reduced; however increases in annual salaries are at the discretion of the Board of Directors. The Named Executives and other senior managers have entered into agreements with the Company containing confidentiality, non-competition and non-solicitation provisions between the Company and such employees for the terms set forth in each agreement. Pursuant to Mr. Walden's employment arrangements, he will receive a bonus stock award of 15,000 shares upon the consummation of the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, Mr. Tasso H. Coin and Ms. M. Catherine Jaros, a former director of the Company, comprised the Compensation Committee of the Board of Directors.

  The Company had an advisory agreement with Mr. Tasso H. Coin, who also serves as a director of the Company, pursuant to which Mr. Coin had provided certain advisory services to the Company and had received advisory fees in the form of cash or shares of Common Stock. This advisory agreement was terminated as of May 1, 1997. Mr. Coin's advisory fees from the Company are as follows:
$52,500 in 1997; $90,000 in 1996; $134,612 in 1995; and $294,954 in 1994.
During such periods, portions of Mr. Coin's advisory fees were paid in the form of shares of Common Stock (such shares being valued for this purpose at the then estimated fair market value, less a 15% to 20% discount). See "Stock Plans--Other Plans."

  In 1997, the Company entered into an agreement with Firefly Greetings, L.L.C. ("Firefly"), a provider of personal greeting cards and other specialty products, pursuant to which Peapod will create an online store through which its members can shop for Firefly products utilizing a customized version of the Peapod application. Mr. Tasso H. Coin, a director of the Company, is a minority stockholder of, and a consultant to, Firefly. Under the agreement, Firefly has agreed to pay Peapod development, management and transactional fees.

                             CERTAIN TRANSACTIONS

REGISTRATION RIGHTS

  The Company has granted to Messrs. Andrew and Thomas Parkinson and to certain stockholders (the "Holders") certain rights (the "Registration Rights") to require the Company to take action to register under the Securities Act the sale of shares of Common Stock (the "Registrable Shares") held by them. The number of such registrations which the Company is obligated to effect is limited to four registrations in the aggregate. Such Registration Rights, as well as rights granted to Mr. Tasso Coin, a director of the Company, provide (the "Piggyback Rights") that in the event the Company proposes to register any of its securities under the Securities

Act at any time or times, subject to certain limitations, the Company will use its best efforts to include the Registrable Shares and a pro rata portion of Mr. Coin's shares in such registration upon the request of the Holders or Mr. Coin. Shares sold by the Selling Stockholders in the event the Underwriters' over-allotment option is exercised are being included in the registration in which this Prospectus is included pursuant to Piggyback Rights. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The Company also has agreed to indemnify the Purchasers and their controlling persons against certain liabilities, including liabilities under the Securities Act. After the Offering, approximately 10.0 million shares of Common Stock of the Company (including shares subject to currently exercisable options) (approximately 9.5 million shares if the over-allotment option is exercised in full) will be subject to Registration Rights or Piggyback Rights.

OTHER

  The Conversion. In the Conversion which was effected on May 31, 1997 (i) all of the equity interests in Peapod LP were transferred to the Company in exchange for 12,656,417 shares of Common Stock, (ii) Peapod LP was dissolved,
(iii) all of the assets and liabilities of Peapod LP were transferred to the Company and (iv) outstanding options and warrants for equity interests in Peapod LP were converted into options and warrants for shares of Common Stock. The share numbers set forth below reflect the exchange in the Conversion of Units for shares of Common Stock and of options and warrants to purchase Units for options and warrants to purchase Common Stock.

  Management Fees. Pursuant to Peapod LP's limited partnership agreement, Peapod LP has been required to pay an annual management fee to the General Partner which has historically been used to pay the salary of the Company's Chief Executive Officer, Mr. Andrew Parkinson, and other General Partner expenses. The management fee immediately prior to the Conversion was approximately $14,600 per month. Peapod LP paid management fees to the General Partner of $175,000 in 1996, $150,000 in 1995 and $125,000 in 1994. Peapod
LP's limited partnership agreement and the management fees payable thereunder were terminated upon the Conversion.

  Advisory Fees. The Company had an advisory agreement with Mr. Tasso H. Coin, who also serves as a director of the Company, pursuant to which Mr. Coin provided certain advisory services to the Company and received advisory fees in the form of cash or shares of Common Stock. See "Management--Compensation Committee Interlocks and Insider Participation." The Company also had an advisory agreement with Mr. Seth L. Pierrepont, who serves as a director of the Company, pursuant to which Mr. Pierrepont provided certain advisory services to the Company and received compensation in the form of cash, options or shares of Common Stock. The agreement was terminated on December 31, 1996. In 1996, Mr. Pierrepont received a total of $66,000 in advisory fees, including $30,000 paid in connection with the termination of the advisory agreement. In connection with the termination of the advisory agreement in 1996, the Company also accelerated the vesting of certain options to purchase 32,500 shares of Common Stock at an exercise price of $2.22 per share. Mr. Pierrepont also received advisory fees in each of 1995 and 1994, which advisory fees totaled less than $60,000 in each such years. During such periods, portions of Mr. Coin's and Mr. Pierrepont's advisory fees have been paid in the form of shares of Common Stock (such shares being valued for this purpose at the then estimated fair market value, less a 15% to 20% discount).

  Certain Stockholders and Certain Directors. The Company was involved in the following transactions with 5% stockholders: (i) on October 1, 1994, Tribune National Marketing Company ("TNMC") purchased 694,248 shares of Common Stock for an aggregate price of $1,388,496; (ii) on November 1, 1995, Ameritech Corporation, TNMC and Providence Journal Company each purchased 75,792 shares of Common Stock for an aggregate price of $738,972 pursuant to the exercise of preemptive rights set forth in each of their purchase agreements; and (iii) on April 19, 1996 TNMC and Providence Journal Company each purchased 166,667 shares of Common Stock for an aggregate price of $2,000,004.

  The Company leases office equipment from Ameritech Credit Corporation, an affiliate of Ameritech Corporation, pursuant to leases scheduled to expire in 1999. The aggregate monthly rental payment for all equipment leased under these arrangements is $22,303.

  The Company has an agreement to provide online shopping services for a greeting card distributor. Mr. Tasso H. Coin, a director of the Company, is a minority stockholder of, and a consultant to, such company. See "-- Compensation Committee Interlocks and Insider Participation."

                                STOCK OWNERSHIP

  The following table sets forth certain information regarding beneficial ownership of the Common Stock, before and after giving effect to the sale of the shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executives and (iv) all directors and executive officers of the Company as a group.

                             BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                          PRIOR TO THE OFFERING(1)(2)       SHARES   AFTER THE OFFERING(1)(2)(3)
                          -------------------------------   BEING    -------------------------------
NAME                          NUMBER         PERCENT      OFFERED(3)     NUMBER         PERCENT
----                      ---------------- -------------- ---------- ---------------- --------------
Belo Holdings Corp.
400 South Record St.
Communications Center
Dallas, TX 75202........         1,809,113         14.3%     --             1,809,113         10.9%
Tribune National
Marketing Company
435 North Michigan
Avenue
Chicago, Illinois 60611.         1,808,115         14.3      --             1,808,115         10.8
Ameritech Corporation(4)
30 South Wacker Drive
Chicago, Illinois 60606.         1,010,091          8.0      --             1,010,091          6.1
CIBC Wood Gundy
Ventures, Inc.
425 Lexington Avenue
New York, NY 10017......           916,667          7.2      --               916,667          5.5
Old Peapod(5)
1033 University Place
Evanston, IL 60201......         3,106,293         24.5      --             3,106,293         18.6
Andrew B.
Parkinson(5)(6)+........         1,060,759          8.3      --             1,060,759          6.3
Thomas L.
Parkinson(5)(7)+........         1,094,535          8.6      --             1,094,535          6.5
John C. Walden(8).......            46,333            *      --                61,333            *
Timothy M. Dorgan(9)....            57,881            *      --                57,881            *
John A. Furton(10)......           347,618          2.7      --               347,618          2.1
Tasso H. Coin(11).......           441,818          3.5      --               441,818          2.7
Steven M. Friedman(12)..           416,667          3.3      --               416,667          2.5
Trygve E. Myhren........            36,321            *      --                36,321            *
Seth L. Pierrepont(13)..           434,662          3.4      --               434,662          2.6
All executive officers
and directors as a
group (9 persons).......         3,936,594         29.5%     --             3,951,594         22.7%

--------
+ The mailing address of each of these individuals is c/o the Company, 1033 University Place, Evanston, Illinois 60201.
*Less than 1%.
(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. In accordance with the rules of the Securities and Exchange Commission, shares subject to stock options which are currently exercisable or which become exercisable within 60 days after the date hereof, are deemed to be beneficially owned by the person or entity holding such option for purposes of computing such person's or such entity's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage of any other person or entity. The inclusion in the table of shares listed as beneficially owned does not constitute an admission of beneficial ownership.
(2) Number of shares deemed outstanding includes 12,656,517 shares outstanding as of the date hereof and any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after the date of this Prospectus. Number of shares deemed outstanding after the Offering also includes the 4,000,000 shares of Common Stock which are being offered by the Company hereby and 15,000 bonus shares which will be issued to Mr. Walden upon the consummation of the Offering.
(3) If the Underwriters' over-allotment option is exercised in full, the Selling Stockholders will sell pursuant to such option the number of shares of Common Stock set forth opposite their names and, after the Offering, will beneficially own the number and percentage of shares of Common Stock set forth opposite their names. For a description of the relationships of certain of the Selling Stockholders with the Company, see "Management," "Certain Transactions" and "Underwriting."

                                  BENEFICIAL            BENEFICIAL OWNERSHIP
                                  OWNERSHIP              AFTER THE OFFERING
                                 PRIOR TO THE SHARES TO ------------------------
      NAME                         OFFERING    BE SOLD    NUMBER       PERCENT
      ----                       ------------ --------- ------------- ----------
      Tribune National
       Marketing Company.......   1,808,115    203,445      1,604,670       9.6%
      Ameritech Corporation....   1,010,091    113,654        896,437       5.4
      Service Master Venture
       Fund L.L.C. ............     500,000     50,120        449,880       2.7
      Tasso H. Coin............     441,818     49,938        391,880       2.4
      Equity-Linked Investors-
       II .....................     416,667     46,883        369,784       2.2
      Eos Partners SBIC, L.P...     416,667     46,883        369,784       2.2
      The Travelers Insurance
       Company.................     416,667     46,883        369,784       2.2
      Benaroya Capital Company.     166,667     18,753        147,914         *
      Montreaux Equity
       Partners................     133,333     15,002        118,331         *
      Glenbrook Partners, L.P.
       ........................      41,667      4,688         36,979         *
      Berkman Associates, L.P.
       ........................      33,333      3,751         29,582         *

(4) Includes 11,500 shares of Common Stock issuable pursuant to currently exercisable warrants.
(5) It is expected that at some point after the Offering Old Peapod will distribute the shares of Common Stock held by it to its equity owners. Through their ownership interests in and positions with Old Peapod, Messrs. Andrew and Thomas Parkinson may be deemed to share beneficial ownership of the Common Stock held by Old Peapod.
(6) Includes 940,606 shares of Common Stock held indirectly through Mr. Andrew Parkinson's equity ownership in Old Peapod and excludes the remaining 2,165,687 shares held by Old Peapod. Also includes 120,053 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus.
(7) Includes 965,027 shares of Common Stock held indirectly through Mr. Thomas Parkinson's equity ownership in Old Peapod (of which 36,301 shares are held for the benefit of the minor children of Mr. Andrew Parkinson), and excludes the remaining 2,141,266 shares held by Old Peapod. Also includes 129,508 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus.
(8) Includes 44,333 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus. In addition, the shares beneficially owned by Mr. Walden after the Offering include 15,000 bonus shares to be issued to him upon the consummation of the Offering.
(9) Includes 44,341 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus.
(10) Includes 215,162 shares of Common Stock held indirectly through Mr. Furton's equity ownership in Old Peapod and 130,116 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus.
(11) Includes 257,453 shares of Common Stock held indirectly through Mr. Coin's equity ownership in Old Peapod. Includes 12,554 shares beneficially owned by Tasso H. Coin, which shares are held by American Bank of Rock Island as Trustee of the Tasso H. Coin Investment Development Profit Sharing Trust. Mr. Coin disclaims beneficial ownership of such shares.

(12) Steven M. Friedman is a general partner of Eos Partners SBIC, L.P., and accordingly may be attributed shared beneficial ownership of the shares owned by Eos Partners SBIC, L.P. Mr. Friedman disclaims beneficial ownership of the shares beyond his ownership interests in Eos Partners SBIC, L.P.
(13) Includes 204,152 shares of Common Stock issuable pursuant to options that are exercisable within 60 days after the date of this Prospectus. Excludes an aggregate of 32,833 shares held by various trusts for the benefit of his children with respect to which shares Mr. Pierrepont disclaims beneficial ownership.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Restated Certificate of Incorporation (the "Charter") provides that the authorized capital stock of the Company consists of 55,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share, issuable in series, including 500,000 shares of Series A Preferred Stock, par value $.01 per share.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

  The Charter provides that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any shares of Preferred Stock except as described under "--Rights."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation's voting stock.

  The Charter provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management--Board of Directors." Any director may be removed only with cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

  The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) the comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity, (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates and
(iii) the ability of the Company to fulfill its objectives under applicable statutes and regulations.

  The Charter provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and that special meetings may be called only by the Chairman, President or a majority of the Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting, stockholder actions which are favored by the holders of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, and to reduce the number of authorized shares of Common Stock and Preferred Stock. A 75% vote is required to amend or repeal the Company's Amended and Restated By-Laws (the "By-Laws"). The By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

  The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not later than 90 days in advance of the anniversary date of the release of the Company's proxy statement to stockholders in connection with the prior year's annual meeting of stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. The Company's By-Laws also provide that special meetings of stockholders may be called only by the Chairman, President or a majority of the Board of Directors. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company.

  The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

  The Company has also entered into indemnity agreements with each of its directors and certain officers, including its executive officers, that require the Company to advance expenses to each such director and officer in the event that a claim is brought against such director or officer with respect to an action for which the Company is obligated to provide indemnification under the Company's Charter and By-Laws.

RIGHTS

  The Board of Directors has adopted a stockholders rights plan. Under the stockholders rights plan, each share of Common Stock will have associated with it one preferred share purchase right (a "Right"). The terms of the Rights are set forth in a Rights Agreement between the Company and First Chicago Trust Co. of New York. Under certain circumstances described below, each right would entitle the holders thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock for a price of $98 per one one-hundredth of a share. The Rights are not presently exercisable and are transferable only with the related shares of Common Stock. The Rights will not become exercisable or be evidenced by separate certificates or traded separately from the Common Stock prior to the occurrence of certain triggering events described below. In such an event, separate Rights certificates would be issued and distributed representing one right for each share of Common Stock. There is no present market for the Rights separate from the Common Stock and the Company cannot predict whether a trading market would develop with respect to the Rights if the Rights ever become exercisable.

  The Rights would become exercisable at the specified exercise price upon the earliest to occur of (i) 10 Business Days after the first public announcement that any person or group (other than an Exempt Person) has acquired (an "Acquiring Person") Beneficial Ownership of 15% or more of the Company's outstanding shares of Common Stock and (ii) 10 Business Days (unless delayed by the Board of Directors) after any person or group (other than an Exempt Person) has commenced, or announced the intention to commence, a tender or exchange offer which would, upon its consummation, result in such person or group being the Beneficial Owner of 15% or more of the Company's outstanding shares of Common Stock (each a "Triggering Event"). Rights may not be exercised following the occurrence of an event described below under "Flip-In" prior to the expiration of the Company's right to redeem the Rights. Rights certificates will be distributed when the Rights become exercisable. An "Exempt Person" includes the Company and certain related entities.

  Flip-In. After the Rights become exercisable (unless the Triggering Event is the commencement or the announcement of a tender or exchange offer as described in (ii) in the immediately preceding paragraph), the holders of the Rights (other than an Acquiring Person and certain transferees therefrom) would be entitled to purchase shares of Common Stock of the Company at a 50% discount. After the occurrence of a Flip-In event, the Rights of an Acquiring Person and such transferees become void.

  Flip-Over. In the event that, on or after the date on which an Acquiring Person has become such: (i) the Company merges into or consolidates with an Interested Stockholder or, unless all holders of the outstanding shares of Common Stock of the Company are treated the same, any other person (with limited designated exceptions), (ii) an Interested Stockholder or, unless all holders of the outstanding shares of Common Stock of the Company are treated the same, any other person (with limited designated exceptions) merges into the Company or (iii) the Company sells or transfers 50% or more of its consolidated assets or earning power to an Interested Stockholder or, unless all holders of the outstanding shares of Common Stock of the Company are treated the same, any other person (with limited designated exceptions), the holders of the Rights (other than Rights which have become void) would be entitled to purchase common shares of the acquirer (or a person affiliated therewith) at a 50% discount. In general, an Interested Stockholder is an Acquiring Person and certain persons affiliated, associated or acting on behalf of or in concert therewith.

  Redemption of Rights. The Rights may be redeemed, as a whole, at a redemption price of $.01 per Right, subject to adjustment, at the direction of the Board of Directors, at any time prior to the earliest of (i) 10 Business Days after the first public announcement that any person (other than the Company and certain related entities) has become an Acquiring Person, (ii) the occurrence of any transaction described under "Flip-Over" and (iii) the date of final expiration of the Rights. Under certain circumstances set forth in the proposed Rights Agreement, the decision to redeem the Rights requires the concurrence of at least a majority of the disinterested directors, after the occurrence of an event described under "Flip-In" and prior to the occurrence of a transaction described "Flip-Over," to redeem the Rights in whole, but not in part, at the Redemption Price, but only (i) if the person who is the Acquiring Person shall have reduced its Beneficial Ownership of the then outstanding shares Common Stock of the Company to less than 10% or (ii) in connection with the transaction described under "Flip-Over" which does not involve an Interested Stockholder and in which all holders of the Common Stock of the Company are treated the same.

  Exchange of Shares for Rights. At any time after any person or group shall have become an Acquiring Person and before any person (other than an Exempt Person), together with its affiliates and associates, shall have become the Beneficial Owner of 50% or more of the outstanding shares of the Common Stock of the Company, the Board of Directors may direct the exchange of shares of Common Stock (or Preferred Shares) for all or any part of the Rights (other than Rights which have become void) at the exchange rate of one share of Common Stock (or one one-hundredth of a Preferred Share) per Right, subject to adjustment.

TERMS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

  The Series A Junior Participating Preferred Stock (the "Preferred Shares") which would be issuable upon exercise of the Rights (should the rights become exercisable) would not be redeemable. Each Preferred Share would entitle the holder thereof to receive a preferential quarterly dividend equal to 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock), declared on the Common Stock during such quarter, adjusted to give effect to any dividend on the Common Stock payable in shares of Common Stock or any subdivision, combination or reclassification of the Common Stock (a "Dilution Event"). Each Preferred Share would entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company, voting together as a single class with the holders of the Common Stock and the holders of any other class of capital stock having general voting rights, adjusted to give effect to any Dilution Event. In the event of liquidation of the Company, the holder of each Preferred Share would be entitled to receive a preferential liquidation payment equal to 100 times the aggregate per share amount to be distributed to the holders of the Common Stock, adjusted to give effect to any Dilution Event, plus an amount equal to accrued and unpaid dividends and distributions on such Preferred Share, whether or not declared, to the date of such payment. In the event of any merger, consolidation or other transaction in which the outstanding shares of Common Stock of the Company are exchanged for or converted into other capital stock, securities, cash and/or other property, each Preferred Share would be similarly exchanged or converted into 100 times the per share amount applicable to the Common Stock, adjusted to give effect to any Dilution Event.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 16,671,517 shares of Common Stock outstanding. Of these shares, the 4,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), generally may be sold only in compliance with the limitations of Rule 144 described below.

  The remaining 12,671,517 shares of Common Stock are deemed "restricted securities" (the "Restricted Shares") under Rule 144 because they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the Securities Act. Under Rule 144, substantially all of these remaining Restricted Shares will become eligible for resale 90 days after the date the Company becomes subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (i.e., 90 days after the consummation of the Offering), and may be resold prior to such date only in compliance with the registration requirements of the Securities Act or pursuant to a valid exemption therefrom; and approximately 11.8 million of such shares are subject to Lock-up Agreements.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year (one year for sales of shares meeting certain limitations) is entitled to sell within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 167,000 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years, may resell such shares without compliance with the foregoing requirements. In meeting the one and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The holding period will include the period during which the person held convertible securities of the Company or stock of the Company.

  All executive officers and directors and certain stockholders of the Company, who, after the Offering, will hold in the aggregate approximately
11.8 million shares of Common Stock and options to purchase approximately 1.1 million shares of Common Stock (out of the approximately 1.4 million shares subject to currently outstanding options that are, or will become, exercisable by the end of 1997), have agreed, pursuant to lock-up agreements, that they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus, except pursuant to bona fide gifts to persons who agree in writing to be bound by the provisions of the lock-up agreements.

  The Company intends to file a registration statement under the Securities Act to register all shares of Common Stock issuable pursuant to the Company's 1997 Plan. See "Management--Stock Plans." Subject to the completion of the 180-day period described above, shares of Common Stock issued after the effective date of such registration statement upon the exercise of awards issued under such plan generally will be eligible for sale in the public market.

  The Company has granted to certain officers and certain stockholders the right to require the Company to register their stock under the Securities Act. See "Certain Transactions."

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below:

                                NUMBER OF
 UNDERWRITERS                    SHARES
 ------------                   ---------
 Smith Barney Inc.............   964,000
 William Blair & Company,
  L.L.C.......................   963,000
 J.P. Morgan Securities Inc...   963,000
 ABN AMRO Chicago
  Corporation.................    90,000
 Adams, Harkness & Hill, Inc..    60,000
 Robert W. Baird & Co.
  Incorporated................    60,000
 Alex. Brown & Sons
  Incorporated................    90,000
 Dain Bosworth Incorporated...    60,000
 Hambrecht & Quist LLC........    90,000
 McDonald & Company
  Securities, Inc.............    60,000

                                NUMBER OF
 UNDERWRITERS                    SHARES
 ------------                   ---------
 Nesbitt Burns Securities
  Inc.........................     90,000
 Nutmeg Securities, Ltd.......     60,000
 The Ohio Company.............     60,000
 PaineWebber Incorporated.....     90,000
 Ragen MacKenzie Incorporated.     60,000
 Rauscher Pierce Refsnes,
  Inc.........................     60,000
 Raymond James & Associates,
  Inc.........................     60,000
 The Robinson-Humphrey
  Company, Inc................     60,000
 Tucker Anthony Incorporated..     60,000
                                ---------
     Total....................  4,000,000
                                =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., William Blair & Company, L.L.C. and J.P. Morgan Securities Inc., are acting as the representatives (the ""Representatives''), propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price which represents a concession not in excess of $0.67 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  The Company, its executive officers, directors and certain stockholders, holding in the aggregate approximately 11.8 million shares of the Common Stock have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock has been determined by negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining such price were the history of, and prospects, for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past operating results of the Company and the trend of such operating results, the prospects for earnings of the Company, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  At the request of the Company approximately 200,000 shares of Common Stock offered hereby are being reserved for sale to certain persons, including Peapod employees and others who have a business relationship with the Company.

  Smith Barney Inc. has from time to time provided investment banking services to the Company for which it has received customary fees. The Travelers Insurance Company owns 416,667 shares of Common Stock, representing 2.5% of the outstanding Common Stock after the Offering and is a Selling Stockholder.

  In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Common Stock or effecting purchases of the Common Stock for the purpose of pegging, fixing or maintaining the price of the Common Stock or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above rather than by open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if, prior to termination of price and trading restrictions, the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question, the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  This Offering is being made pursuant to Rule 2720 of the National Association of Securities Dealers, Inc. ("NASDAQ Rule 2720") in order to comply with the venture capital restrictions set forth in Rule 2710(c)(7)(C)(i) of the National Association of Securities Dealers, Inc. Accordingly, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, William Blair & Company, L.L.C. has served in such role and has recommended a maximum price in compliance with NASD Rule 2720. William Blair & Company, L.L.C. in its role as a qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Sidley & Austin, Chicago, Illinois. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The financial statements of New Peapod , Inc. as of December 31, 1996 and for the period from December 5, 1996 (inception) through December 31, 1996 appearing in this Prospectus and in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as set forth in their report thereon appearing elsewhere in this Prospectus and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Peapod LP as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as set forth in their report thereon appearing elsewhere in this Prospectus and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048; and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy material and other information concerning the Company will be available for inspection and copying at prescribed rates at the public reference facilities maintained by the Commission at the addresses set forth above and will be available on the Commission's Web site (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

New Peapod, Inc.
Independent Auditors' Report.............................................   F-2
Balance Sheets as of December 31, 1996 and March 31, 1997 (Unaudited) and
 Pro Forma Balance Sheet as of March 31, 1997 (Unaudited) ...............   F-3
Statement of Operations for the period from December 5, 1996 (inception)
 through December 31, 1996 and Pro Forma Statement of Operations for the
 year ended December 31, 1996 (Unaudited)................................   F-4
Statement of Operations for the three months ended March 31, 1997
 (Unaudited) and Pro Forma Statement of Operations for the three months
 ended March 31, 1997 (Unaudited)........................................   F-5
Notes to Financial Statements............................................   F-6
Peapod LP
Independent Auditors' Report.............................................   F-9
Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997
 (Unaudited).............................................................  F-10
Statements of Operations for the years ended December 31, 1994, 1995 and
 1996 and the three months ended March 31, 1996 and 1997 (Unaudited).....  F-11
Statements of Partners' Capital for the years ended December 31, 1994,
 1995 and 1996 and the three months ended March 31, 1997 (Unaudited).....  F-12
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996 and the three months ended March 31, 1996 and 1997 (Unaudited).....  F-13
Notes to Financial Statements............................................  F-14

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
New Peapod, Inc.:

We have audited the accompanying balance sheet of New Peapod, Inc. as of December 31, 1996, and the related statement of operations for the period from December 5, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Peapod, Inc. as of December 31, 1996 and the results of its operations for the period from December 5, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 9, 1997

                                NEW PEAPOD, INC.

                                 BALANCE SHEETS

                      DECEMBER 31, 1996 AND MARCH 31, 1997

                            PRO FORMA BALANCE SHEET

                                 MARCH 31, 1997

                             DECEMBER 31,
                                 1996          MARCH 31, 1997 (UNAUDITED)
                             ------------ --------------------------------------
                                 NEW          NEW                   PEAPOD, INC.
                             PEAPOD, INC. PEAPOD, INC.  PEAPOD LP    PRO FORMA
                             ------------ ------------ -----------  ------------
          ASSETS
          ------
Cash and cash equivalents..    $   --       $   --     $ 9,343,378  $ 9,343,378
Receivables, net of bad
 debt allowance............        --           --       1,183,014    1,183,014
Prepaid expenses...........        --           --         585,724      585,724
Other current assets.......        --           --         178,091      178,091
                               -------      -------    -----------  -----------
    Total current assets...        --           --      11,290,207   11,290,207
Property and equipment:
  Computer equipment and
   software................        --           --       2,832,070    2,832,070
  Service equipment and
   other...................        --           --         799,330      799,330
                               -------      -------    -----------  -----------
Property and equipment, at
 cost......................        --           --       3,631,400    3,631,400
  Accumulated depreciation.        --           --      (1,448,483)  (1,448,483)
                               -------      -------    -----------  -----------
Net property and equipment.        --           --       2,182,917    2,182,917
Capitalized software
 development costs.........        --           --         299,029      299,029
Goodwill, net of
 accumulated amortization..        --           --         146,091      146,091
Other assets...............        --           --             788          788
                               -------      -------    -----------  -----------
    Total assets...........    $   --       $   --     $13,919,032  $13,919,032
                               =======      =======    ===========  ===========
  LIABILITIES AND OWNERS'
          EQUITY
  -----------------------
Current liabilities:
  Accounts payable.........    $   --       $   --     $ 2,968,488  $ 2,968,488
  Accrued compensation.....        --           --         887,688      887,688
  Other accrued
   liabilities.............        --           --       1,297,139    1,297,139
  Current deferred service
   fees....................        --           --       1,414,164    1,414,164
  Current obligations under
   capital lease...........        --           --         350,377      350,377
                               -------      -------    -----------  -----------
    Total current
     liabilities...........        --           --       6,917,856    6,917,856
Deferred service fees......        --           --         607,383      607,383
Obligations under capital
 lease, less current
 obligations...............        --           --         360,069      360,069
                               -------      -------    -----------  -----------
    Total liabilities......        --           --       7,885,308    7,885,308
Owners' equity:
  Partners' capital........        --           --       6,033,724          --
  Preferred Stock, $.01 par
   value, authorized
   5,000,000 shares, none
   issued and outstanding..        --           --             --           --
  Common Stock, $.01 par
   value, 50,000,000 shares
   authorized, 100 shares
   issued and outstanding
   at December 31, 1996 and
   March 31, 1997..........          1            1            --       126,159
  Additional paid-in
   capital.................        999          999            --     5,908,565
  Accumulated deficit......     (1,000)      (1,000)           --        (1,000)
                               -------      -------    -----------  -----------
    Total owners' equity...        --           --       6,033,724    6,033,724
                               -------      -------    -----------  -----------
    Total liabilities and
     owners' equity........    $   --       $   --     $13,919,032  $13,919,032
                               =======      =======    ===========  ===========

                See accompanying notes to financial statements.

                                NEW PEAPOD, INC.

                            STATEMENT OF OPERATIONS

       PERIOD FROM DECEMBER 5, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

                       PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                                             NEW                   PEAPOD, INC.
                                         PEAPOD, INC. PEAPOD LP*    PRO FORMA
                                         ------------ -----------  ------------
                                                                   (UNAUDITED)
Revenues:
  Grocery sales, net of returns.........   $   --     $22,015,468  $22,015,468
  Interactive marketing services........       --       1,069,335    1,069,335
  Member and retailer services..........       --       6,087,742    6,087,742
                                           -------    -----------  -----------
    Total revenues......................       --      29,172,545   29,172,545
Costs and expenses:
  Groceries sold, net of returns........       --      22,015,468   22,015,468
  Grocery operations....................       --       8,141,184    8,141,184
  General and administrative............     1,000      2,918,876    2,919,876
  Marketing and selling.................       --       3,984,166    3,984,166
  System development and maintenance....       --       1,492,126    1,492,126
  Depreciation and amortization.........       --         650,954      650,954
                                           -------    -----------  -----------
    Total costs and expenses............     1,000     39,202,774   39,203,774
                                           -------    -----------  -----------
Operating loss..........................    (1,000)   (10,030,229) (10,031,229)
Other income (expense):
  Interest expense......................       --         (72,388)     (72,388)
  Interest income.......................       --         537,110      537,110
                                           -------    -----------  -----------
Net loss................................   $(1,000)   $(9,565,507) $(9,566,507)
                                           =======    ===========  ===========
Pro forma net loss per share............                           $     (0.75)
                                                                   ===========

--------
*Represents the results of operations of Peapod LP for the year ended December
   31, 1996.



                See accompanying notes to financial statements.

                                NEW PEAPOD, INC.

                            STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                       PRO FORMA STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                             NEW                   PEAPOD, INC.
                                         PEAPOD, INC.  PEAPOD LP    PRO FORMA
                                         ------------ -----------  ------------
                                                      (UNAUDITED)
Revenues:
  Grocery sales, net of returns.........    $ --      $ 9,216,332  $ 9,216,332
  Interactive marketing services........      --          425,024      425,024
  Member and retailer services..........      --        3,062,746    3,062,746
                                            -----     -----------  -----------
    Total revenues......................      --       12,704,102   12,704,102
Costs and expenses:
  Groceries sold, net of returns........      --        9,216,332    9,216,332
  Grocery operations....................      --        3,903,123    3,903,123
  General and administrative............      --          826,734      826,734
  Marketing and selling.................      --        1,236,416    1,236,416
  System development and maintenance....      --          376,233      376,233
  Depreciation and amortization.........      --          212,143      212,143
                                            -----     -----------  -----------
    Total costs and expenses............      --       15,770,981   15,770,981
                                            -----     -----------  -----------
Operating loss..........................      --       (3,066,879)  (3,066,879)
Other income (expense):
  Interest expense......................      --          (15,204)     (15,204)
  Interest income.......................      --          134,996      134,996
                                            -----     -----------  -----------
Net loss................................    $ --      $(2,947,087) $(2,947,087)
                                            =====     ===========  ===========
Pro forma net loss per share............                           $     (0.23)
                                                                   ===========



                See accompanying notes to financial statements.

                               NEW PEAPOD, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND COMMON STOCK OFFERING

  New Peapod, Inc. ("Company") is a Delaware corporation and was incorporated on December 5, 1996. The Company will change its name to Peapod, Inc. in conjunction with an initial public offering ("Offering") of Common Stock.

  The Company was formed to effect an initial public offering of approximately 3,600,000 shares of Common Stock and to operate an interactive online grocery shopping and delivery service subsequent to the Conversion described below and elsewhere in this Prospectus. Prior to the completion of the Offering, (i) the Company will exchange one share of Common Stock for each outstanding unit in Peapod LP ("Partnership"), (ii) Peapod LP will dissolve, (iii) the assets and liabilities of Peapod LP will be transferred to the Company and (iv) outstanding warrants and options for equity interests in Peapod LP will be exchanged for warrants and options for shares of the Company's Common Stock at the same exchange ratio as used in the exchange of the Company's Common Stock for the equity interests in Peapod LP, with no other changes in the terms of such warrants and options. The transfer of the assets and liabilities of Peapod LP to the Company will be recorded by the Company at the historical carrying values of Peapod LP. The financial statements of the Partnership are included elsewhere herein. The Company has not yet begun significant operations.

(2) COMMON STOCK ISSUANCE

  On December 11, 1996, 100 shares of the Company's Common Stock were issued to Andrew Parkinson, Chief Executive Officer of Peapod LP, for services rendered to the Company with an estimated fair value of $1,000.

  On May 8, 1997, the Company amended its certificate of incorporation, increasing the number of authorized shares of Common Stock to 50,000,000, changing the par value to $.01 and authorizing 5,000,000 shares of $.01 par value Preferred Stock. In addition, the Company declared a 100-to-1 Common Stock split. These changes have been reflected retroactively in the accompanying financial statements.

(3) INCOME TAXES

  Income tax expense of $0 for the period ended December 31, 1996 differs from the amount of income tax benefit computed by applying the federal statutory tax rate of 34 percent to pretax loss due to nonutilization of net operating losses. The gross deferred tax asset relating to the net operating loss of $340 has been reduced to $0 by the establishment of a valuation allowance.

(4) INTERIM FINANCIAL STATEMENTS

  The accompanying unaudited interim financial statements reflect all adjustments which, in the opinion of management, are necessary for the fair presentation of the results of the interim period presented.

(5) PRO FORMA PRESENTATION (UNAUDITED)

  On April 1, 1997, the Company filed a registration statement with the Securities and Exchange Commission for the Offering of 3,600,000 shares of Common Stock. As described in this Prospectus, prior to the completion of the Offering, (i) all of the equity interests in Peapod LP ("Partnership") will be transferred to the Company in exchange for Common Stock, (ii) Peapod LP will dissolve, (iii) the assets and liabilities of Peapod LP will be transferred to the Company and (iv) outstanding warrants and options for equity interests in Peapod LP will be converted into warrants and options for shares of the Company's Common Stock. The Company will change its name to Peapod, Inc. in conjunction with the Offering.

  The March 31, 1997 pro forma balance sheet is presented to give effect to the conversion of all then outstanding partnership units into 12,615,792 shares of Common Stock. Prior to the Conversion, the net losses of the Partnership were allocated to the partners and reflected in partners' capital. At the time of the Conversion,

                               NEW PEAPOD, INC.

partners' capital will be reclassified into Common Stock and additional paid-in capital. The pro forma statement of operations for 1996 reflects the Company's operations from December 5, 1996 (inception) through December 31, 1996 and the operations of the Partnership for the twelve months ended December 31, 1996.

  The pro forma statement of operations for the three months ended March 31, 1997 reflects the operations of the Company and the Partnership for such three month period.

  As of March 31, 1997 and giving effect to the Conversion, 12,615,892 shares of Common Stock will be issued and outstanding and warrants and options will be outstanding as indicated in the information below.

  Warrant activity for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997 is summarized below:

                                                   SHARES   WEIGHTED
                                                     OF     AVERAGE
                                                   COMMON   EXERCISE  EXERCISE
                                                   STOCK     PRICE     PRICE
                                                  --------  -------- ----------
   Outstanding on January 1, 1994................  716,541   $1.98   $1.33-2.00
   Granted.......................................   32,083    2.24    2.23-2.25
   Exercised..................................... (694,248)   2.00    2.00
                                                  --------
   Outstanding on December 31, 1994..............   54,376    1.92    1.33-2.25
   Granted.......................................   11,500    3.25    3.25
   Exercised.....................................   (1,250)   2.23    2.23
                                                  --------
   Outstanding on December 31, 1995..............   64,626    2.15    1.33-3.25
   Granted.......................................    3,215    7.00    7.00
                                                  --------
   Outstanding on December 31, 1996..............   67,841   $2.38    1.33-7.00
                                                  ========   =====
   Outstanding on March 31, 1997.................   67,841   $2.38    1.33-7.00
                                                  ========   =====

  Information on options for shares of Common Stock is as follows:

                                         YEARS ENDED DECEMBER 31,
                          --------------------------------------------------------- THREE MONTHS ENDED
                                1994                1995               1996           MARCH 31, 1997
                          ------------------ ------------------ ------------------- -------------------
                                    WEIGHTED           WEIGHTED            WEIGHTED            WEIGHTED
                                    AVERAGE            AVERAGE             AVERAGE             AVERAGE
                                    EXERCISE           EXERCISE            EXERCISE            EXERCISE
                          OPTIONS    PRICE    OPTIONS   PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                          --------  -------- --------- -------- ---------  -------- ---------  --------
Outstanding at beginning
 of period..............   852,500   $1.58     861,849  $1.63   1,448,446   $2.20   1,630,946   $2.77
Granted.................   129,349    2.01     590,097   3.03     285,000    6.00     169,500    6.88
Forfeited...............  (120,000)   1.67     (3,500)   2.36    (102,500)   3.78      (2,000)   6.00
Exercised...............       --                  --                 --                  --
                          --------           ---------          ---------           ---------
Outstanding at end of
 period.................   861,849   $1.63   1,448,446  $2.20   1,630,946   $2.77   1,798,446   $3.15
                          ========   =====   =========  =====   =========   =====   =========   =====
Options exercisable at
 period end.............   668,349   $1.59     858,336  $1.79   1,116,172   $2.11   1,191,033   $2.29
                          ========   =====   =========  =====   =========   =====   =========   =====

  The following table summarizes information about stock options outstanding at March 31, 1997:

                               WEIGHTED
                                AVERAGE     WEIGHTED                 WEIGHTED
    RANGE OF                   REMAINING    AVERAGE                  AVERAGE
    EXERCISE      OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
     PRICES     OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
    --------    -----------   -----------   --------   -----------   --------
   $1.33-1.80      688,844    6.21 years     $1.52        678,844     $1.52
    2.00-2.50      303,505    5.97            2.17        225,972      2.15
    3.00-3.25      373,597    6.65            3.25        192,059      3.24
    6.00           283,000    7.92            6.00         64,367      6.00
    7.00           149,500    8.78            7.00         29,791      7.00
                 ---------                              ---------
                 1,798,446    6.74 years     $3.15      1,191,033     $2.29
                 =========    ==========     =====      =========     =====

                               NEW PEAPOD, INC.

  In connection with the Conversion (i) the Company is adopting the 1997 Long-Term Incentive Plan pursuant to which options and other awards for up to 4,300,000 shares of Common Stock may be granted (including options previously outstanding) to the Company's employees, directors and consultants and (ii) the management agreement between the Partnership and its general partner will be terminated.

  The pro forma net loss per share is computed based on the weighted average of 12,806,794 shares outstanding during 1996 and for the three months ended March 31, 1997, assuming the Conversion occurred at January 1, 1996.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock warrants and stock options issued during the twelve months immediately preceding the offering date (using the treasury stock method and an assumed initial public offering price per share of $16.00) have been included in the calculation of Common Stock as if they were outstanding for the entire period presented. Other common equivalent shares from stock options and warrants are excluded from the computation because their effect is antidilutive.

                         INDEPENDENT AUDITORS' REPORT

The Partners of Peapod LP:

  We have audited the accompanying balance sheets of Peapod LP ("Partnership") as of December 31, 1995 and 1996, and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peapod LP as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 7, 1997

                                   PEAPOD LP

                                 BALANCE SHEETS

                 DECEMBER 31, 1995 AND 1996 AND MARCH 31, 1997

                                                DECEMBER 31,
                                           -----------------------   MARCH 31,
                                              1995        1996         1997
                                           ----------  -----------  -----------
                                                                    (UNAUDITED)
                 ASSETS
                 ------
Cash and cash equivalents................  $2,466,191  $13,038,680  $ 9,343,378
Receivables, net of bad debt allowance of
 $27,265 and $41,608 as of December 31,
 1995 and 1996, respectively, and $61,779
 as of March 31, 1997....................     186,077      535,091    1,183,014
Prepaid expenses.........................     139,721      449,267      585,724
Other current assets.....................     244,156      189,402      178,091
                                           ----------  -----------  -----------
    Total current assets.................   3,036,145   14,212,440   11,290,207
Property and equipment:
  Computer equipment and software........   1,537,101    2,492,507    2,832,070
  Service equipment and other............     399,011      764,418      799,330
                                           ----------  -----------  -----------
Property and equipment, at cost..........   1,936,112    3,256,925    3,631,400
  Accumulated depreciation...............    (642,538)  (1,247,238)  (1,448,483)
                                           ----------  -----------  -----------
Net property and equipment...............   1,293,574    2,009,687    2,182,917
Capitalized software development costs...         --       148,454      299,029
Goodwill, net of accumulated amortization
 of $95,907 and $134,864 as of December
 31, 1995 and 1996, respectively, and
 $144,603 as of March 31, 1997...........     194,787      155,830      146,091
Other assets.............................       6,582        1,947          788
                                           ----------  -----------  -----------
    Total assets.........................  $4,531,088  $16,528,358  $13,919,032
                                           ==========  ===========  ===========
    LIABILITIES AND PARTNERS' CAPITAL
    ---------------------------------
Current liabilities:
  Accounts payable.......................  $1,660,543  $ 3,370,423  $ 2,968,488
  Accrued compensation...................     347,149    1,078,705      887,688
  Other accrued liabilities..............     392,343      875,396    1,297,139
  Current deferred service fees..........      39,996    1,199,827    1,414,164
  Current obligations under capital
   lease.................................     157,808      332,490      350,377
                                           ----------  -----------  -----------
    Total current liabilities............   2,597,839    6,856,841    6,917,856
Deferred service fees....................     146,672      929,445      607,383
Subordinated debentures..................     125,000          --           --
Obligations under capital lease, less
 current obligations.....................     249,017      339,529      360,069
                                           ----------  -----------  -----------
    Total liabilities....................   3,118,528    8,125,815    7,885,308
Total partners' capital..................   1,412,560    8,402,543    6,033,724
                                           ----------  -----------  -----------
    Total liabilities and partners'
     capital.............................  $4,531,088  $16,528,358  $13,919,032
                                           ==========  ===========  ===========

                See accompanying notes to financial statements.

                                   PEAPOD LP

                            STATEMENTS OF OPERATIONS

                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                 THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                     YEARS ENDED                  THREE MONTHS ENDED
                                    DECEMBER 31,                       MARCH 31,
                         -------------------------------------  ------------------------
                            1994         1995         1996         1996         1997
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Revenues:
  Grocery sales, net of
   returns.............. $ 6,745,130  $12,730,673  $22,015,468  $ 4,984,278  $ 9,216,332
  Interactive marketing
   services.............         --       162,699    1,069,335      194,326      425,024
  Member and retailer
   services.............   1,601,266    3,049,279    6,087,742    1,155,645    3,062,746
                         -----------  -----------  -----------  -----------  -----------
    Total revenues......   8,346,396   15,942,651   29,172,545    6,334,249   12,704,102
Costs and expenses:
  Groceries sold, net of
   returns..............   6,745,130   12,730,673   22,015,468    4,984,278    9,216,332
  Grocery operations....   3,262,578    5,167,847    8,141,184    1,553,803    3,903,123
  General and
   administrative.......   1,464,751    1,761,590    2,918,876      487,681      826,734
  Marketing and selling.     571,621    1,532,983    3,984,166      610,788    1,236,416
  System development and
   maintenance..........     328,739      964,496    1,492,126      355,423      376,233
  Depreciation and
   amortization.........     290,280      369,527      650,954      118,017      212,143
                         -----------  -----------  -----------  -----------  -----------
    Total costs and
     expenses...........  12,663,099   22,527,116   39,202,774    8,109,990   15,770,981
                         -----------  -----------  -----------  -----------  -----------
Operating loss..........  (4,316,703)  (6,584,465) (10,030,229)  (1,775,741)  (3,066,879)
Other income (expense):
  Interest expense......     (56,524)     (68,472)     (72,388)     (19,842)     (15,204)
  Interest income.......      26,180       61,016      537,110       18,549      134,996
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(4,347,047) $(6,591,921) $(9,565,507) $(1,777,034) $(2,947,087)
                         ===========  ===========  ===========  ===========  ===========



                See accompanying notes to financial statements.

                                   PEAPOD LP

                        STATEMENTS OF PARTNERS' CAPITAL

 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND THE THREE MONTHS ENDED MARCH
                                    31, 1997

                             GENERAL PARTNER         LIMITED PARTNERS              TOTAL
                          -----------------------  ----------------------  -----------------------
                            UNITS       AMOUNT       UNITS      AMOUNT       UNITS       AMOUNT
                          ---------  ------------  ---------  -----------  ----------  -----------
Balance at January 1,
 1994...................  3,187,500  $ (1,946,806) 1,879,866  $ 2,505,712   5,067,366  $   558,906
Restatement of beginning
 of year net syndication
 costs..................        --            --         --      (105,073)        --      (105,073)
Issuance of limited
 partnership units, net
 of syndication costs...        --            --   1,743,141    3,708,671   1,743,141    3,708,671
Issuance of limited
 partnership units upon
 exercise of warrants...        --            --     694,248    1,388,496     694,248    1,388,496
Issuance of warrants....        --            --         --           112         --           112
Issuance of options for
 services rendered......        --            --         --       155,610         --       155,610
Issuance of limited
 partnership units for
 services rendered......        --            --      43,547       75,574      43,547       75,574
Allocation of net loss..        --     (2,387,334)       --    (1,959,713)        --    (4,347,047)
                          ---------  ------------  ---------  -----------  ----------  -----------
Balance at December 31,
 1994...................  3,187,500    (4,334,140) 4,360,802    5,769,389   7,548,302    1,435,249
Sale of units owned by
 General Partner........    (67,401)          --      67,401          --          --           --
Issuance of limited
 partnership units, net
 of syndication costs...        --            --   2,007,722    6,454,041   2,007,722    6,454,041
Repurchase of limited
 partnership units......        --            --     (13,453)     (43,722)    (13,453)     (43,722)
Issuance of limited
 partnership units upon
 exercise warrants......        --            --       1,250        2,788       1,250        2,788
Issuance of options for
 services rendered......        --            --         --        99,658         --        99,658
Issuance of limited
 partnership units for
 services rendered......        --            --      20,550       56,467      20,550       56,467
Allocation of net loss..        --     (2,473,575)       --    (4,118,346)        --    (6,591,921)
                          ---------  ------------  ---------  -----------  ----------  -----------
Balance at December 31,
 1995...................  3,120,099    (6,807,715) 6,444,272    8,220,275   9,564,371    1,412,560
Sale of units owned by
 General Partner........    (13,806)          --      13,806          --          --           --
Issuance of limited
 partnership units, net
 of syndication costs...        --            --   2,876,000   16,231,748   2,876,000   16,231,748
Issuance of limited
 partnership units for
 services rendered and
 at a discount..........        --            --      86,341      323,742      86,341      323,742
Allocation of net loss..        --     (2,522,398)       --    (7,043,109)        --    (9,565,507)
                          ---------  ------------  ---------  -----------  ----------  -----------
Balance at December 31,
 1996...................  3,106,293    (9,330,113) 9,420,419   17,732,656  12,526,712    8,402,543
Issuance of limited
 partnership units for
 services rendered and
 at a discount
 (unaudited)............        --            --      89,080      578,268      89,080      578,268
Allocation of net loss
 (unaudited)............        --       (725,877)       --    (2,221,210)        --    (2,947,087)
                          ---------  ------------  ---------  -----------  ----------  -----------
Balance at March 31,
 1997 (unaudited).......  3,106,293  $(10,055,990) 9,509,499  $16,089,714  12,615,792  $ 6,033,724
                          =========  ============  =========  ===========  ==========  ===========



                See accompanying notes to financial statements.

                                   PEAPOD LP

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
               AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                                  THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,                 MARCH 31,
                         -------------------------------------  ------------------------
                            1994         1995         1996         1996         1997
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Cash flows from
 operating activities:
 Net loss..............  $(4,347,047) $(6,591,921) $(9,565,507) $(1,777,034) $(2,947,087)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Depreciation and
    amortization.......      290,280      369,527      650,954      118,017      212,143
   Units and options
    issued for services
    rendered...........      231,184      156,125      146,151      110,860      428,295
   Write-off of patent
    application costs..          --        18,653          --           --           --
   Loss on disposition
    of fixed assets....          --         3,084        2,359          --           --
   Changes in operating
    assets and
    liabilities:
     (Increase)
      decrease in
      receivables......      (78,545)     (76,444)    (349,014)      65,104     (647,923)
     (Increase) in
      prepaid expenses.      (25,169)     (78,045)    (309,546)     (31,975)    (136,457)
     (Increase)
      decrease in other
      current assets...      (78,579)    (147,316)      54,754      177,245       11,312
     Increase
      (decrease) in
      accounts payable.      756,680      494,055    1,709,880      290,094     (401,936)
     Increase
      (decrease) in
      accrued
      compensation.....      106,878      184,526      731,556       16,406     (191,017)
     Increase
      (decrease) in
      other accrued
      liabilities......      149,071      172,059      483,053     (103,211)     421,743
     Increase
      (decrease) in
      deferred service
      fees.............      (75,000)      24,168    1,942,604      298,334     (107,725)
                         -----------  -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities......   (3,070,247)  (5,471,529)  (4,502,756)    (836,160)  (3,358,652)
Cash flows from
 investing activities:
 Property and equipment
  purchased............     (336,320)    (629,833)    (823,662)    (212,857)    (254,475)
 Capitalized software
  development costs....          --           --      (148,454)         --      (150,575)
 Proceeds from sale of
  property and
  equipment............        1,000          700          --           --           --
 Patent costs..........       (4,476)         --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities......     (339,796)    (629,133)    (972,116)    (212,857)    (405,050)
Cash flows from
 financing activities:
 Proceeds from issuance
  of limited
  partnership units,
  net of syndication
  costs................    3,708,671    6,454,041   16,409,339      180,834      149,973
 Proceeds from issuance
  of limited
  partnership units
  upon exercise of
  warrants.............    1,388,496        2,788          --           --           --
 Repurchase of limited
  partnership units....          --       (43,722)         --           --           --
 Proceeds from issuance
  of warrants..........          112          --           --           --           --
 Proceeds from issuance
  of subordinated
  debentures...........      750,000          --           --           --           --
 Repayment of
  subordinated
  debentures...........     (800,000)         --      (125,000)     (25,000)         --
 Proceeds from issuance
  of notes payable.....      480,000    1,025,000          --           --           --
 Payments on notes
  payable..............     (493,049)  (1,025,000)         --           --           --
 Payments on capital
  lease obligations....      (14,135)    (100,255)    (236,978)     (58,622)     (81,573)
                         -----------  -----------  -----------  -----------  -----------
      Net cash provided
       by financing
       activities......    5,020,095    6,312,852   16,047,361       97,212       68,400
                         -----------  -----------  -----------  -----------  -----------
Net (decrease) increase
 in cash...............    1,610,052      212,190   10,572,489     (951,805)  (3,695,302)
Cash and cash
 equivalents at
 beginning of period...      643,949    2,254,001    2,466,191    2,466,191   13,038,680
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................  $ 2,254,001  $ 2,466,191  $13,038,680  $ 1,514,386  $ 9,343,378
                         ===========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cash flows
 information--interest
 paid..................  $    51,767  $    67,506  $    71,571  $    13,859  $     9,481
Supplemental disclosure
 of noncash investing
 and financing
 activity--equipment on
 capital leases........      172,217      314,655      502,172          --       120,000
                         ===========  ===========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                                   PEAPOD LP

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF THE PARTNERSHIP

  Peapod LP ("Partnership"), an Illinois limited partnership, was formed on June 1, 1992 as the successor to the business developed by Old Peapod ("General Partner"), the general partner of the Partnership.

  The Partnership is an interactive online grocery shopping and delivery service, which as of December 31, 1996 operated in the Chicago, Illinois, San Francisco/San Jose, California, Columbus, Ohio and Boston, Massachusetts metropolitan markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Grocery sales are recognized when the grocery order is delivered to the customer. Interactive marketing services are recognized over the life of the contract as services are provided. Member and retailer services consist of grocery retailer fees and fees from consumers. Grocery retailer fees include contractual fees and performance-based fees. Contractual fees are recognized on a straight-line basis over the life of the contract and performance-based fees are recognized when the performance criteria are met. Fees from consumers are recognized as services are provided.

 Member Acquisition Costs

  Member acquisition costs are expensed as incurred.

 Cash and Cash Equivalents

  Cash and cash equivalents are comprised of highly liquid investments with original maturities of less than three months.

 Property and Equipment

  Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally four to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

 Capitalized Software Development Costs

  Software development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, which requires capitalization of certain costs incurred subsequent to the determination of technological feasibility. The Partnership has determined that technological feasibility occurs in its product development cycle when a working model exists. Capitalization ceases and product amortization commences upon the general release of the product. Amortization is computed on a product-by-product basis, using the lesser of the product's estimated useful life or a period based on anticipated revenues. The Partnership capitalized $148,454 in development costs in 1996 and amortized $85,597 in 1994. There was no amortization in 1995 or 1996.

 Goodwill

  Goodwill is being amortized on a straight-line basis over its estimated useful life of eight years.

                                   PEAPOD LP

 Income Taxes

  No provision is made for income taxes, as the Partnership is not directly subject to taxation. The Partnership's net loss is allocated to and included in the income tax returns of its partners.

 Stock Option Plans

  Prior to January 1, 1996, the Partnership accounted for its unit option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the fair market value of the underlying units exceeded the exercise price. On January 1, 1996, the Partnership adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all equity-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures for employee unit option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Partnership has elected to continue to apply the provisions of APB Opinion No. 25 and apply the pro forma disclosure provisions of SFAS No. 123.

 Financial Instruments

  The fair values of the Partnership's financial instruments do not materially vary from the carrying values of such instruments.

 Long-Lived Assets

  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount be evaluated. Impairment is measured by comparing the carrying value to the estimated and discounted future cash flows expected to result from the use of the assets and their eventual disposition. The Partnership has determined that as of December 31, 1996, there has been no impairment in the carrying values of long-lived assets.

 Use of Estimates

  Management of the Partnership has made a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain prior year balances have been reclassified to conform with the current year presentation.


 Interim Financial Statements

  The accompanying unaudited interim financial statements reflect all adjustments which, in the opinion of management, are necessary for the fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature.

                                   PEAPOD LP

(3) SUBORDINATED DEBENTURES

  At December 31, 1995 and 1996, subordinated debentures consisted of the following:

                                                                 1995    1996
                                                               -------- -------
   Debenture due on March 30, 1997, bearing interest at 12%..  $ 50,000     --
   Debenture due on March 30, 1997, bearing interest at prime plus 2% and 10.5% at December 31, 1995 adjusted annually
    at February 1, subordinate to the $50,000 debenture noted
    above....................................................    25,000     --
   Debenture due on May 30, 1998, bearing interest at prime
    plus 2%, with interest through May 29, 1995 at 8% and 11%
    at December 31, 1995 adjusted annually at May 29,
    subordinate to the $50,000 debenture noted above.........    50,000     --
                                                               -------- -------
                                                               $125,000     --
                                                               ======== =======

(4) OPTIONS FOR LIMITED PARTNERSHIP UNITS

  Peapod LP has two partnership unit option plans providing for the issuance of options to eligible employees, directors, advisors and consultants. These plans permit Peapod LP to issue options on terms that the Partnership determines are appropriate, subject to a maximum term of 10 years. Such terms include exercise price, number of units, vesting dates and other terms.

  The Partnership applies APB Opinion No. 25 and related interpretations in accounting for its plans. All options under the plans have been granted at exercise prices not less than estimated fair market value at the date of the grant. Accordingly, no compensation cost has been recognized for its fixed unit option plans. Had compensation cost for the Partnership's unit option plans been determined consistent with SFAS No. 123, the Partnership's net loss would have been increased to the pro forma amounts indicated below:

                                                         1995         1996
                                                      -----------  -----------
      Net loss available to partners
        As reported.................................. $(6,591,921) $(9,565,507)
        Pro forma for SFAS No. 123...................  (6,750,362)  (9,827,192)

  Under the option plans, the exercise price of each option equals the estimated fair market value of the Partnership's units on the date of grant. For purposes of calculating the compensation costs consistent with SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1995 and 1996, respectively: no expected dividend yield; expected volatility of 20 percent; risk free interest rates of 6.4% and 6.5% in 1995 and 1996, respectively, and expected lives of seven years.

  A third plan provided for the issuance of options to eligible employees, advisors and consultants in lieu of compensation. This plan was terminated effective December 31, 1995. During the years ended December 31, 1994 and 1995, expense was recorded of $155,610 and $99,658, respectively.

                                   PEAPOD LP

  Additional information on units subject to options is as follows:


                                   1994                1995                1996
                             ------------------ ------------------- -------------------
                                       WEIGHTED            WEIGHTED            WEIGHTED
                                       AVERAGE             AVERAGE             AVERAGE
                                       EXERCISE            EXERCISE            EXERCISE
                             OPTIONS    PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                             --------  -------- ---------  -------- ---------  --------
   Outstanding at beginning
    of year................   852,500   $1.58     861,849   $1.63   1,448,446   $2.20
   Granted.................   129,349    2.01     590,097    3.03     285,000    6.00
   Forfeited...............  (120,000)   1.67      (3,500)   2.36    (102,500)   3.78
   Exercised...............       --                  --                  --
                             --------           ---------           ---------
   Outstanding at end of
    year...................   861,849   $1.63   1,448,446   $2.20   1,630,946   $2.77
                             ========   =====   =========   =====   =========   =====
   Options exercisable at
    year end...............   668,349   $1.59     858,336   $1.79   1,116,172   $2.11
                             ========   =====   =========   =====   =========   =====

  The following table summarizes information about unit options outstanding at December 31, 1996:

                                WEIGHTED
                                 AVERAGE     WEIGHTED                 WEIGHTED
    RANGE OF                    REMAINING    AVERAGE                  AVERAGE
    EXERCISE       OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
     PRICES      OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
    --------     -----------   -----------   --------   -----------   --------
   $1.33--1.80      688,844    6.45 years     $1.52        675,844     $1.52
    2.00--2.50      303,505    6.22            2.17        217,621      2.14
    3.00--3.25      373,597    6.90            3.25        170,957      3.24
    6.00            265,000    8.10            6.00         51,750      6.00
                  ---------                              ---------
                  1,630,946    6.78 years     $2.77      1,116,172     $2.11
                  =========    ==========     =====      =========     =====

                                   PEAPOD LP

(5) WARRANTS FOR LIMITED PARTNERSHIP UNITS

  Partnership unit warrant activity for the years ended December 31, 1994, 1995 and 1996 are summarized below:

                                                             WEIGHTED
                                                             AVERAGE
                                                             EXERCISE  EXERCISE
                                                    UNITS     PRICE     PRICE
                                                   --------  -------- ----------
   Outstanding on January 1, 1994.................  716,541   $1.98   $1.33-2.00
   Granted........................................   32,083    2.24    2.23-2.25
   Exercised...................................... (694,248)   2.00    2.00
                                                   --------
   Outstanding on December 31, 1994...............   54,376    1.92    1.33-2.25
   Granted........................................   11,500    3.25    3.25
   Exercised......................................   (1,250)   2.23    2.23
                                                   --------
   Outstanding on December 31, 1995...............   64,626    2.15    1.33-3.25
   Granted........................................    3,215    7.00    7.00
                                                   --------
   Outstanding on December 31, 1996...............   67,841   $2.38    1.33-7.00
                                                   ========   =====

(6) COMMITMENTS AND CONTINGENCIES

 Capital Leases

  Peapod LP has capitalized certain computer equipment acquired through capital leases. The future minimum lease payments as of December 31, 1996 are as follows:

      1997............................................................ $380,867
      1998............................................................  279,667
      1999............................................................   81,744
                                                                       --------
                                                                        742,278
      Less amount representing interest...............................   70,259
                                                                       --------
                                                                        672,019
      Less current obligations........................................  332,490
                                                                       --------
                                                                       $339,529
                                                                       ========

  Costs and related accumulated amortization for equipment under capital leases totaled $219,541 and $47,821, respectively, as of December 31, 1994; $534,196 and $142,038, respectively, as of December 31, 1995; and $999,065 and
$298,424, respectively, as of December 31, 1996. Amortization expense totaled $33,358, $94,217 and $184,490 for the years ended December 31, 1994, 1995 and
1996, respectively.

 Operating Leases

  The Company leases its office facilities under operating leases. Rent expense on operating leases totaled $103,804, $155,730 and $237,797 for the years ended December 31, 1994, 1995 and 1996, respectively. Total future minimum lease payments under operating leases as of December 31, 1996 are as follows:

      1997............................................................. $308,655
      1998.............................................................  294,198
      1999.............................................................  286,138
      2000.............................................................   52,320
      2001.............................................................   13,080
                                                                        --------
                                                                        $954,391
                                                                        ========

                                   PEAPOD LP

(7) RELIANCE ON CERTAIN RELATIONSHIPS

  The business of the Partnership is dependent upon contracts with a grocery retailer in each metropolitan market where the Partnership is doing business. The continuation and the favorable renegotiation of each of its existing contracts with grocery retailers and the negotiation of acceptable contracts with retailers in new markets are material to the Partnership.

(8) PARTNERSHIP AGREEMENT AND LIQUIDATION PREFERENCES

 Management Fees

  In accordance with the Partnership Agreement, a management fee is payable to the General Partner by the Partnership. For the years ended December 31, 1994, 1995 and 1996, the amount charged to general and administrative expenses totaled $125,000, $150,000 and $175,000, respectively. At December 31, 1994,
1995 and 1996, $119,299, $478 and $13,788 of this management fee is payable to the General Partner. As of December 31, 1996, future annual commitments under the Partnership Agreement are $175,000.

 Allocations and Distributions

  Pursuant to the terms of the Partnership agreement, the net profits and losses are to be allocated among the partners pro rata, based upon the number of units held by each partner. In addition, if the number of units held by any partner changes during the fiscal year, the allocation is to be adjusted in proportion to the number of units and the number of full months during the year that the units were held.

  Distributions of cash or assets will be made from time to time and when reasonably practicable, as determined by the General Partner.

 Liquidation Preference

  Certain holders of limited partner units issued in 1996 have a liquidation preference over all other holders of limited and general partner units.

(9) PARTNERSHIP UNIT PROGRAMS

  Peapod LP adopted a program where certain executives and advisors receive units of the Partnership in lieu of compensation. The program allows these executives and advisors to receive units at 80% of the estimated fair market value during 1994 and 85% of the estimated fair market value during 1995 and 1996. Expense was recognized based on the estimated fair market value of the partnership units at the date of issuance.

  In 1995, Peapod LP adopted a director purchase plan whereby each director of the Partnership was eligible to purchase units of the Partnership at 85% of the estimated fair market value, up to $50,000 annually. Expense was recognized based on the discount from estimated fair market value of the partnership units at the date of issuance.

  During the year ended December 31, 1994, 43,547 units were issued, and $75,574 of expense was reflected in the financial statements. In addition, 8,040 units were issued on January 1, 1995 for compensation of 1994 services. Expense of $17,929 was reflected in the financial statements for the year ended December 31, 1994.

  During the year ended December 31, 1995, 20,550 units were issued and $38,538 of expense was reflected in the financial statements. In addition, 70,656 units were issued on January 1, 1996 for compensation of 1995 services and under the director purchase plan. Expense of $102,038 was reflected in the financial statements for the year ended December 31, 1995.

                                   PEAPOD LP

  During the year ended December 31, 1996, 86,341 units were issued and $44,115 of expense was reflected in the financial statements. In addition, 45,292 units were issued on January 1, 1997 for compensation of 1996 services and under the director purchase plan. Expense of $221,757 was reflected in the financial statements for the year ended December 31, 1996.

(10) EMPLOYEE BENEFIT PLAN

  Effective September 1, 1995, the Partnership implemented a 401(k) Savings Plan ("Plan"). Qualified employees may participate in the Plan by contributing up to 15% of their gross wages. The Partnership may elect to make matching contributions at the discretion of the Board of Directors of the General Partner. The Partnership has made no contributions through December 31, 1996.

(11) SYNDICATION COSTS

  Prior to 1994, the Partnership capitalized syndication costs and amortized them on a straight-line basis over five years. As of January 1, 1994, the Partnership modified its method of accounting for syndication costs to reflect them as a reduction from the proceeds of the issuance of limited partnership units. The net capitalized syndication costs at December 31, 1993 of $105,073 were restated to reflect a reduction of limited partners' capital. This modification did not have a material effect on the Partnership's results of operations or financial position for all periods presented.

   [Photo of Peapod delivery person holding bag of groceries. Caption: "Smart
                         Shopping for Busy People.(R)"]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RE-LATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OF-FER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   13
Dilution..................................................................   14
Selected Financial and Operating Data.....................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   23
Management................................................................   36
Certain Transactions......................................................   41
Stock Ownership...........................................................   43
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   48
Underwriting..............................................................   50
Legal Matters.............................................................   51
Experts...................................................................   52
Additional Information....................................................   52
Index to Financial Statements.............................................  F-1

                                 ------------

 UNTIL JULY 5, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRIT-ERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
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                                4,000,000 SHARES

                                  PEAPOD, INC.

                                  COMMON STOCK

                                      LOGO

                                   --------

                                   PROSPECTUS
                                 JUNE 10, 1997

                                   --------

                               SMITH BARNEY INC.

                            WILLIAM BLAIR & COMPANY

                               J.P. MORGAN & CO.

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